                                                                   Exhibit 10-28

                          CONTRIBUTION RIGHTS AGREEMENT


         THIS CONTRIBUTION RIGHTS AGREEMENT (this "AGREEMENT") is made as of this 23rd day of June, 1999, by and between CORPORATE OFFICE PROPERTIES, L.P., a Delaware limited partnership, having its principal office at 8815 Centre Park Drive, Suite 400, Columbia, Maryland 31046-2372 ("COPLP"), and UNITED PROPERTIES GROUP, INCORPORATED, a New York corporation, having an address at 305 W. Grand Avenue, Suite 100, Montvale, New Jersey 07645 ("CONTRIBUTOR").

         WHEREAS, Contributor is the owner of one hundred percent (100%) of the limited liability company member interests in 9690 Deereco Road LLC, a Maryland limited liability company ("DEERECO"), which in turn owns in fee simple that certain tract or parcel of land known as 9690 Deereco Road, Baltimore County, Maryland, and more particularly described on EXHIBIT "A" attached hereto and made a part hereof and the improvements and personal property (excluding property owned by tenants) located thereon (the "DEERECO PROPERTY");

         WHEREAS, Contributor is the owner of one hundred percent (100%) of the limited liability company member interests in Atrium Building LLC, a Maryland limited liability company ("ATRIUM"), which in turn owns in fee simple that certain tract or parcel of land known as 375 Padonia Road West, Baltimore County, Maryland, and more particularly described on EXHIBIT "B" attached hereto and made a part hereof and the improvements and personal property (excluding property owned by tenants) located thereon (the "ATRIUM PROPERTY");

         WHEREAS, Contributor is the owner of one hundred percent (100%) of the limited liability company member interests in Brown's Wharf, LLC, a Maryland limited liability company ("BROWN'S WHARF"), which in turn owns in fee simple those certain tracts or parcels of land known as 1615, 1625 and 1629 Thames Street, Baltimore County, Maryland, and more particularly described on EXHIBIT "C" attached hereto and made a part hereof and the improvements and personal property (excluding property owned by tenants) located thereon (the "BROWN'S WHARF PROPERTY")

         WHEREAS, Contributor desires to have the right to contribute, as a whole, the limited liability company member interests in Deereco, Atrium and Brown's Wharf (hereinafter referred to collectively, from time to time, as the "PROPERTY" and described more particularly in the Contribution Agreement (as hereinafter defined) as the "Contributed Interests") to COPLP or a successor partnership, and COPLP is willing to grant such a right on the terms and conditions set forth herein.

         NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. DEFINITIONS. For purposes of this Agreement, the capitalized terms not expressly defined herein shall have the meaning established in the Contribution Agreement.

         2. CONTRIBUTION RIGHT; CONTRIBUTION CONSIDERATION. (a) At any time on or before March 31, 2000 ("CONTRIBUTION DEADLINE"), Contributor shall have the right (the "CONTRIBUTION RIGHT"), by written notice to COPLP, to contribute all, but not less than all, of the Property (the "CONTRIBUTION") to COPLP (or to a successor partnership). To exercise the Contribution Right, Contributor shall deliver to COPLP written notice of its exercise of that right on or before the Contribution Deadline. Within ten (10) days after the date upon which Contributor shall have provided such written notice to COPLP, time being of the essence, COPLP and Contributor shall execute a Contribution Agreement in the form attached hereto as EXHIBIT "D" (the "CONTRIBUTION AGREEMENT"). Provided all conditions precedent set forth in the Contribution Agreement are satisfied or waived by the appropriate party thereto, the parties shall cause the Contribution to be effected pursuant to the Contribution Agreement as soon as reasonably practicable, but in no event sooner than fifteen (15) days after the Contract Date or later than thirty (30) days after the Contract Date.

               (b) In consideration of the contribution of the Property, and subject to the terms of the Contribution Agreement, at the closing under the Contribution Agreement, COPLP shall pay to Contributor a sum equal to the aggregate undepreciated book value of the Projects (calculated by Contributor in accordance with GAAP as of the Closing Date) (the "ASSET VALUE"). The Asset Value shall be paid in the following manner:

                   (i) COPLP shall issue Preferred Units, at the Preferred Unit Price, having an aggregate value equal to the lesser of (a) the Asset Value less the Assumed Indebtedness, or (b) $25,000,000 (as applicable, the "LP UNIT AMOUNT"). In no event, however, shall the LP Unit Amount be less than $23,861,633.30. The Preferred Units shall (1) entitle the holder to (A) a preferred return, (B) designate a representative for election to the Board of Trustees of COPT, (C) the registration rights set forth in the Registration Rights Agreement, which appears as Exhibit 3 to the COPLP Partnership Agreement, and (D) a liquidation preference, and (2) be convertible into 2.381 Common Units in COPLP for each Preferred Unit, which, in turn, shall be redeemable in accordance with Article 9 of the COPLP Partnership Agreement.

                   (ii) Subject to (iii) below, COPLP shall assume the Assumed Indebtedness (as such amount is updated on the Closing Date).

                   (iii) COPLP shall pay in cash to Contributor the balance of the Asset Value (e.g., the amount determined by subtracting the LP Unit Amount and the Assumed Indebtedness from the Asset Value) (the "CASH COMPONENT"); provided, however, that COPLP may, in its sole and absolute discretion, direct Contributor to cause the Assumed Indebtedness to be paid off at the Closing, in which case the Cash Component shall be increased by the amount of the Assumed Indebtedness on the Closing Date. The Cash Component shall be further adjusted by the positive or negative adjustments and prorations described in
Section 17 of the Contribution Agreement, all of which shall be adjusted as of the Closing Date.

         3. TOTAL LP UNIT AMOUNT. For purposes of determining the number of Preferred Units to be issued in accordance with Section 2(b) of this Agreement, the LP Unit Amount shall be divided by a Preferred Unit Price equal to $25.00.

         4. ASSIGNMENT; TRANSFER OF PROPERTY. Neither Contributor nor COPLP shall at any time sell, assign or transfer its interest in this Agreement or the Contribution Agreement without the prior written consent of the other party; provided, however, that COPLP shall have the right to transfer its interest hereunder and under the Contribution Agreement to a successor partnership (if any), but not otherwise.

         5. CONTRIBUTOR REPRESENTATIONS, ACKNOWLEDGMENTS. (a) Contributor represents and warrants to COPLP that it is an Accredited Investor as of the date hereof and that it can and will comply with the related provisions of the Contribution Agreement, including without limitation the provisions of Article 4 and Section 11.1.4 of the Contribution Agreement applicable to Contributor.

               (b) Contributor acknowledges receipt of the informational materials described in Section 4.2 of the Contribution Agreement and agrees that, in connection with the execution of the Contribution Agreement (if the Contribution Right is exercised), COPLP shall only be required to deliver those materials described in clauses (iv) and (v) of Section 4.2 to the extent they are issued on or after the date of this Agreement and prior to the Contract Date.

         6. LIMITED RECOURSE AGAINST COPLP AND CONTRIBUTOR. (a) No recourse shall be had against any past, present or future trustee, shareholder, partner, member, officer or employee of COPLP, COPT or their subsidiaries or affiliates for any obligation of COPLP, COPT or such subsidiaries or affiliates under this Agreement or under any document executed in connection herewith or pursuant hereto, or for any claim based thereon or otherwise in respect thereof, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by Contributor and all parties claiming by, through or under Contributor.

                   (b) No recourse shall be had against any past, present or future trustee, shareholder, partner, member, officer or employee of Contributor or its subsidiaries or affiliates for any obligation of Contributor or such subsidiaries or affiliates under this Agreement or under any document executed in connection herewith or pursuant hereto, or for any claim based thereon or otherwise in respect thereof, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by COPLP and COPT and all parties claiming by, through or under COPLP and COPT.

         6. ENTIRE AGREEMENT. This Agreement (including the attached Exhibits) contains the entire Agreement between the parties regarding the subject matter hereof, and any agreement hereafter made shall not operate to change, modify or discharge this Agreement in whole or in part unless such agreement is in writing and signed by the party sought to be charged therewith.

         7. NOTICES. To have any validity, notices or other communications specifically referred to in this Agreement by either party to the other must be in writing and must be given in the following manner: (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by a commercial overnight courier that guarantees next day delivery and requires a written receipt, signed by the addressee, or (d) by legible facsimile with printed confirmation of receipt (followed by hard copy delivered in accordance with preceding subsections (a)-(c)). All notices or other communications properly addressed and sent in accordance with this Section shall be deemed given or served (1) upon delivery if delivered in person, (2) five (5) days after mailing if sent by certified mail, (3) one (1) business day after mailing if sent by reputable overnight courier, or (4) upon receipt if sent by confirmed facsimile.

         8. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland.

         9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, and all such counterparts shall be deemed to constitute but one and the same instrument.


                            [Execution Page Follows]

         IN WITNESS WHEREOF, COPLP and Contributor have executed this Agreement the day and year first written above.


                                 CORPORATE OFFICE PROPERTIES, L.P., a
                                 Delaware limited partnership


                                 By:   CORPORATE OFFICE PROPERTIES TRUST, a
                                 Maryland Real Estate Investment Trust, its sole General Partner


                                       By: /s/ John Harris Gurley
                                          ------------------------------
                                       Name: John Harris Gurley
                                       Title: Vice President


                                 UNITED PROPERTIES GROUP, INCORPORATED, a
                                 New York corporation


                                 By: /s/ Joseph S. Thompson
                                    ---------------------------------------
                                 Name: Joseph S. Thompson
                                 Title: Vice President

                                   EXHIBIT "A"

                          DEERECO PROPERTY DESCRIPTION

                               See Following Page.

                                   EXHIBIT "B"

                           ATRIUM PROPERTY DESCRIPTION

                               See Following Page.

                                   EXHIBIT "C"

                       BROWN'S WHARF PROPERTY DESCRIPTION

                               See Following Page.

                                   EXHIBIT "D"

                         FORM OF CONTRIBUTION AGREEMENT

                               See Following Page.

                             CONTRIBUTION AGREEMENT

                                     Between

                             COPT ACQUISITIONS, INC.

                                       And

                      UNITED PROPERTIES GROUP, INCORPORATED




                      Dated as of ______________, ________



         IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISK OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.



                                TABLE OF CONTENTS

1.       DEFINITIONS..........................................................2

2.       CONTRIBUTION.........................................................7

3.       CONTRIBUTION CONSIDERATION...........................................8

4.       LP UNITS; INVESTOR MATERIALS.........................................9

5.       PARTNERSHIP LIABILITIES AND SALES OF REAL PROPERTY..................12

6.       CLOSING.............................................................16

7.       CONTRIBUTOR'S DELIVERIES............................................16

8.       PROJECT INSPECTION..................................................16

9.       TITLE AND SURVEY MATTERS............................................19

10.      REPRESENTATIONS AND WARRANTIES AS TO THE CONTRIBUTED
         INTERESTS AND THE REAL PROPERTY.....................................20

11.      REPRESENTATIONS AS TO SECURITIES AND RELATED MATTERS................23

12.      COVENANTS OF CONTRIBUTOR............................................25

13.      INTENTIONALLY OMITTED...............................................28

14.      ADDITIONAL CONDITIONS PRECEDENT TO CLOSING..........................28

15.      INTENTIONALLY OMITTED...............................................30

16.      CLOSING DELIVERIES..................................................30

17.      PRORATIONS AND ADJUSTMENTS..........................................33

18.      CLOSING EXPENSES....................................................34


19.      DESTRUCTION, LOSS OR DIMINUTION OF REAL PROPERTY....................34

20.      DEFAULT; INDEMNITY..................................................35

21.      SUCCESSORS AND ASSIGNS..............................................38

22.      LITIGATION..........................................................38

23.      NOTICES.............................................................39

24.      BENEFIT.............................................................40

25.      LIMITATION OF LIABILITY.............................................40

26.      BROKERAGE...........................................................40

27.      REASONABLE EFFORTS..................................................41

28.      MISCELLANEOUS.......................................................41


         LIST OF EXHIBITS                                     LIST OF SCHEDULES

A        Listing and Legal Description of the Projects        4.1.2    LP Units Schedule
B        Personal Property                                    5.2      Project Contacts
C        Investor Materials                                   10.6     Existing Violations
D        Contributor's Deliveries                             10.7     Existing Litigation
E        SEC Reporting Requirements                           10.9     Existing Tenant Default
F        Audit Representation Letter                                   Notices
G        Warrant Agreement                                    10.10    Contracts and Warranties
H        Amendment to Partnership Agreement                   10.12    Existing Environmental
                                                                       Matters
                                                              10.13    Assumed Indebtedness
                                                              11.1.4   Ownership Interests
                                                              12.4     Disclosed Unperformed
                                                                       Work

         THIS CONTRIBUTION AGREEMENT (this "AGREEMENT") is made and entered into as of the ___ day of ______________, ________ (the "CONTRACT DATE"), by and among UNITED PROPERTIES GROUP, INCORPORATED, a New York corporation ("CONTRIBUTOR"), the other parties, if any, identified on the signature page hereto (collectively, together with Contributor, the "LP UNIT RECIPIENTS") and COPT ACQUISITIONS, INC., a Delaware corporation ("ACQUIROR").

                                   BACKGROUND

         A. Contributor is the owner of (i) one hundred percent (100%) of the limited liability company member interests in 9690 Deereco Road LLC, a Maryland limited liability company ("DEERECO"), (ii) one hundred percent (100%) of the limited liability company member interests of Atrium Building LLC, a Maryland limited liability company ("ATRIUM"), and (iii) one hundred percent (100%) of the limited liability company member interests in Brown's Wharf, LLC, a Maryland limited liability company ("BROWN'S WHARF"). Deereco, Atrium and Brown's Wharf shall be referred to, from time to time, individually as an "OWNER" and collectively as the "OWNERS". Each Owner is the record and beneficial owner of its respective Project (as defined below) identified on EXHIBIT A.

         B. Each Project includes that certain building (the "BUILDING"), containing the number of rentable square feet identified on EXHIBIT A, and is located at and known as the address set forth on EXHIBIT A. Each Building is leased by its Owner to tenants ("TENANTS") for office purposes. In this Agreement, the term "PROJECT" shall mean: (i) each parcel of land described on EXHIBIT A attached hereto (the "LAND"), together with all rights, easements and interests appurtenant thereto, including any streets or other public ways adjacent to the Land and any water or mineral rights owned by, or leased to, Contributor or Owner; (ii) all improvements located on the Land, including the Building, and all other structures, systems, and utilities associated with, and utilized by, Contributor or Owner in the ownership and operation of the Building (all such improvements being collectively referred to herein as the "IMPROVEMENTS"), but excluding improvements, if any, owned by Tenants; (iii) all personal property of every nature and description owned by Contributor or Owner (excluding Inventory (as defined below)) and either (A) located on or in the Land or Improvements, or (B) used in connection with the operation and maintenance of the Project (collectively, the "PERSONAL PROPERTY"), including all (if any) personal property listed on EXHIBIT B attached hereto; (iv) all building materials, supplies, hardware, carpeting and other inventory owned by Contributor or Owner and maintained in connection with Contributor's or Owner's ownership and operation of the Land and/or Improvements (collectively, the "INVENTORY"); (v) all intangible property owned by Contributor or Owner used or useful in connection with the foregoing including all trademarks, tradenames, development rights, entitlements, contract rights, tenant improvement loans, guarantees, licenses, permits and warranties (collectively, the "INTANGIBLE PERSONAL PROPERTY");

and (vi) Contributor's or Owner's interest in all leases (including all amendments and guarantees related thereto) and other agreements to occupy all or any portion of the Land and/or Improvements in effect on the Contract Date or into which such Contributor or Owner enters after the Contract Date but prior to the Closing (as defined below) pursuant to the express terms of this Agreement (collectively, the "LEASES").

         C. Contributor and Acquiror desire to enter into this Agreement relating to the contribution and conveyance of all of the limited liability company member interests in Deereco, Atrium and Brown's Wharf (collectively, the "CONTRIBUTED INTERESTS") in exchange for LP Units (as defined below) and, if Acquiror so elects, the assumption of the Assumed Indebtedness (as defined below).

                                    AGREEMENT

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties agree as follows:

         1.    DEFINITIONS.

               All terms which are not otherwise defined in this Agreement shall have the meaning set forth in this Section 1.

               1.1. "ACCREDITED INVESTOR" shall have the meaning set forth in Regulation D promulgated under the Securities Act of 1933, as amended.

               1.2. "ACQUIROR" shall have the meaning set forth in the opening paragraph of this Agreement.

               1.3. "ACQUIROR INDEMNIFIED PARTY" shall have the meaning set forth 20.3.1.

               1.4. "ADVERSE TAX CONSEQUENCE" shall have the meaning set forth in Section 5.3.2.

               1.5.   "AFFILIATE(S)" shall have the meaning set forth in Section
21.

               1.6.   "AMENDMENT" shall have the meaning set forth in Section
4.1.1.

               1.7.   "ASSET VALUE" shall have the meaning set forth in Section
3.1.

               1.8.   "ASSIGNED CONTRACTS" shall have the meaning set forth in
Section 16.1.4.

               1.9. "ASSUMED INDEBTEDNESS" shall mean all of the indebtedness of the Owners as of the Closing Date with respect to the Projects, the outstanding principal balance of which (and other pertinent information) is described on SCHEDULE 10.13 attached hereto, such indebtedness being the only indebtedness that may, at Acquiror's election, be assumed by Acquiror in connection with the transaction contemplated hereby. The Assumed Indebtedness is evidenced and secured by the Existing Loan Documents.

               1.10. "ATRIUM" shall have the meaning set forth in the recitals to this Agreement.

               1.11. "BROWN'S WHARF" shall have the meaning set forth in the recitals to this Agreement.

               1.12. "BUILDING" shall have the meaning set forth in the recitals to this Agreement.

               1.13.  "CASH COMPONENT"shall have the meaning set forth in
Section 3.1.3.

               1.14. "CLOSING" or "CLOSING DATE" shall have the meaning set forth in Section 6 below.

               1.15.  "CLOSING STATEMENT" shall have the meaning set forth in
Section 16.1.12.

               1.16.  "CODE" shall have the meaning set forth in Section 5.3.1.

               1.17.  "COMMON UNITS" shall mean common units in the UPREIT.

               1.18. "CONTRACT DATE" shall have the meaning set forth in the opening paragraph to this Agreement.

               1.19. "CONTRIBUTED INTERESTS" shall have the meaning set forth in the recitals to this Agreement.

               1.20. "CONTRIBUTION CONSIDERATION" shall have the meaning set forth in Section 3.1.

               1.21. "CONTRIBUTOR" shall have the meaning set forth in the opening paragraph to this Agreement.

               1.22. "CONTRIBUTOR'S DELIVERIES" shall have the meaning set forth in Section 7.

               1.23.  "CONVERSION SHARES" shall have the meaning set forth in
Section 4.1.4.

               1.24.  "DAMAGE" shall have the meaning set forth in Section 19.

               1.25. "DEERECO" shall have the meaning set forth in the recitals to this Agreement.

               1.26.  "EMINENT DOMAIN" shall have the meaning set forth in
Section 19.

               1.27.  "EXCHANGE" shall have the meaning set forth in Section
5.4.

               1.28. "EXISTING LOAN DOCUMENTS" shall mean the documents evidencing or securing the Assumed Indebtedness, as described on SCHEDULE 10.13.

               1.29. "GOVERNMENTAL AUTHORITY/AUTHORITIES" shall mean any agency, commission, department or body of any municipal, township, county, local, state or federal governmental or quasi-governmental regulatory unit, entity or authority having jurisdiction or authority over all or any portion of any Project or the management, operation, use or improvement thereof.

               1.30.  "HAZARDOUS SUBSTANCE" shall have the meaning set forth in
Section 10.12 below.

               1.31. "IMPROVEMENTS" shall have the meaning set forth in the recitals to this Agreement.

               1.32. "INFORMATIONAL MATERIALS" shall have the meaning set forth in Section 11.1.4 below.

               1.33. "INTEREST HOLDER(S)" shall mean any direct shareholders of Contributor.

               1.34. "INTANGIBLE PERSONAL PROPERTY" shall have the meaning set forth in the recitals to this Agreement.

               1.35.  "INVESTOR MATERIALS" shall have the meaning set forth in
Section 4.1.3.

               1.36. "INVENTORY" shall have the meaning set forth in the recitals to this Agreement.

               1.37. "LAND" shall have the meaning set forth in the recitals to this Agreement.

               1.38. "LEASES" shall have the meaning set forth in the recitals to this Agreement.

               1.39.  "LENDER'S APPROVALS" shall have the meaning set forth in
Section 14.1.3.

               1.40. "LOCK-UP PERIOD," as to the LP Units issued at the Closing, shall mean the period equal to the longer of (a) one (1) year following the Closing, and (b) the date on which a registration statement filed in respect of such LP Units issued to the LP Unit Recipients pursuant to the Registration Rights Agreement is declared effective. The foregoing notwithstanding, in no event shall the Lock-Up Period extend more than two (2) years following Closing hereunder.

               1.41.  "LOSSES" shall have the meaning set forth in Section
20.3.1.

               1.42. "LP UNITS" shall mean the Common Units and the Preferred Units collectively.

               1.43.  "LP UNIT AMOUNT" shall have the meaning set forth in
Section 3.1.1.

               1.44. "LP UNIT RECIPIENTS" shall have the meaning set forth in the opening paragraph to this Agreement.

               1.45.  "MAXIMUM AMOUNT" shall have the meaning set forth in
Section 5.1.2.

               1.46. "NON-RECOGNITION CODE PROVISIONS" shall have the meaning set forth in Section 5.1.1.

               1.47. "NON-TAXABLE DISPOSITION PERIOD" shall mean the seven (7) year period commencing on the Closing Date and ending on the seventh anniversary of the Closing Date, as such period may be sooner terminated in accordance with
Section 5.

               1.48. "OWNER(S)" shall have the meaning set forth in the recitals to this Agreement.

               1.49. "PARTNERSHIP AGREEMENT" shall mean the agreement of limited partnership of the UPREIT, as amended from time to time prior to and including the Contract Date.

               1.50.  "PERMITTED EXCEPTIONS" shall have the meaning set forth in
Section 9.1.

               1.51. "PERSONAL PROPERTY" shall have the meaning set forth in the recitals to this Agreement.

               1.52. "PREFERRED UNITS" shall mean convertible preferred units in the UPREIT.

               1.53.  "PREFERRED UNIT PRICE" shall mean $25.00.

               1.54. "PROHIBITED EXCEPTIONS" shall have the meaning set forth in Section 9.1.

               1.55. "PROJECT" shall have the meaning set forth in the recitals to this Agreement.

               1.56. "PROJECT CONTACTS" shall mean the individuals or entitles designated on SCHEDULE 5.2.

               1.57. "RECORDS" shall mean all books, records, tax returns, correspondence, financial data, leases, and all other documents and matters, public or private, maintained by Contributor, the Owners or their agents, relating to receipts and expenditures pertaining to any Owner or any Project for the three most recent full calendar years (or such shorter time period as Contributor shall have owned the Contributed Interests) and the current calendar year and all contracts, rental agreements and all other documents and matters, public or private, maintained by Contributor, the Owners or their agents, relating to operations of any Project.

               1.58. "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement dated March 16, 1998 (which is attached to the Partnership Agreement as Exhibit 3), the benefits of which shall be conferred upon the LP Unit Recipients at the Closing.

               1.59. "REGULATORY VIOLATION NOTICE" shall have the meaning set forth in Section 4.1.3.

               1.60. "REIT" means Corporate Office Properties Trust, a publicly traded Maryland real estate investment trust.

               1.61.  "SCHEDULES" shall have the meaning set forth in Section
10.

               1.62.  "SEC" shall mean the Securities and Exchange Commission.

               1.63. "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

               1.64. "SPOKESPERSON" shall have the meaning set forth in Section 5.3.2.

               1.65. "TAX RELATED EVENT" and "TAX RELATED NOTICE" shall have the meanings set forth in Section 5.3.1.

               1.66. "TENANTS" shall have the meaning set forth in the recitals to this Agreement.

               1.67.  "TITLE COMPANY" shall mean Chicago Title Insurance
Company.

               1.68. "TITLE REPORT" shall have the meaning set forth in Section 9.2.

               1.69. "UPREIT" means Corporate Office Properties, L.P., a Delaware limited partnership.

               References to this "Agreement" shall mean this Agreement, including all amendments, modifications and supplements hereto and any exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended, modified, restated or supplemented, and not to any particular article, section, subsection or clause contained in this Agreement. The term "including" shall be interpreted to mean "including without limitation." Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

         2.    CONTRIBUTION.

               2.1. ASSIGNMENT TO THE UPREIT. Immediately prior to the Closing, Acquiror shall assign its entire right, title and interest in, to and under this Agreement to the UPREIT, and the sole general partner of the UPREIT shall be the REIT. Simultaneously with such assignment, the UPREIT shall assume all of Acquiror's obligations and responsibilities under this Agreement.

               2.2. CONTRIBUTION. At the Closing, Contributor agrees to contribute and convey to the UPREIT, and Acquiror agrees to cause the UPREIT to accept and take from Contributor, on the terms and conditions set forth in this Agreement, all of Contributor's right, title and interest in and to the Contributed Interests.

         3.    CONTRIBUTION CONSIDERATION.

               3.1. PAYMENT OF CONTRIBUTION CONSIDERATION. In consideration of the contribution of the Contributed Interests, and subject to the terms of this Agreement, at the Closing, the UPREIT shall pay to Contributor a sum equal to the aggregate undepreciated book value of the Projects (calculated by Contributor in accordance with GAAP as of the Closing Date) (the "ASSET VALUE"). The Asset Value shall be paid in the following manner:

               3.1.1. The UPREIT shall issue up to 1,000,000 Preferred Units, at the Preferred Unit Price, having an aggregate value equal to the lesser of
(a) the Asset Value less the Assumed Indebtedness, or (b) $25,000,000
(as applicable, the "LP UNIT AMOUNT"). In no event, however, shall the LP Unit Amount be less than $23,861,633.30.

               3.1.2. Subject to Section 3.1.3 below, the UPREIT may, in its sole and absolute discretion, assume the Assumed Indebtedness (as such amount is updated on the Closing Date from the amount shown SCHEDULE 10.13).

               3.1.3. The UPREIT shall pay in cash to Contributor the balance of the Asset Value (e.g., the amount determined by subtracting the LP Unit Amount and the Assumed Indebtedness from the Asset Value) (the "CASH COMPONENT"); provided, however, that the UPREIT may, in its sole and absolute discretion, direct Contributor to cause the Assumed Indebtedness to be paid off at the Closing, in which case the Cash Component shall be increased by the amount of the Assumed Indebtedness on the Closing Date. The Cash Component shall be further adjusted by the positive or negative adjustments and prorations described in Section 17 below, all of which shall be adjusted as of the Closing Date.


         The payment of the Cash Component, the assumption of the Assumed Indebtedness and the issuance of the LP Units described in this Section 3.1 shall be collectively referred to herein as the "CONTRIBUTION CONSIDERATION".

               3.2.   INTENTIONALLY OMITTED.

               3.3. ASSUMPTION FEES, ETC. Contributor acknowledges and agrees that Contributor shall be solely responsible for any and all fees and costs imposed by the holder of the Assumed Indebtedness in connection with the UPREIT's assumption of the Assumed Indebtedness (such as, but not limited to, assumption fees, costs and expenses of the holder or servicer of the Existing Loan Documents, etc.).

               3.4. FRACTIONAL NUMBER OF LP UNITS. If the above-described calculation of Contribution Consideration would result in a fractional number of LP Units to be delivered to

Contributor, the UPREIT shall round that fraction up or down, as the case may be, to the nearest whole number of LP Units.

               3.5. PREFERRED UNITS. The Preferred Units shall be entitled to an annual preferred return of (a) 9% for each of the ten (10) years following the Closing Date, (b) 10.5% for each of the next five years, and (c) 12% for each subsequent year, such preferred return to be paid, in each case, quarterly in arrears. The Preferred Units shall be entitled to a liquidation preference of $25.00 per unit, plus all accrued but unpaid dividends. The Preferred Units shall be entitled to anti-dilution protection to the same extent as the Warrants as set forth in the Warrant Agreement annexed as EXHIBIT G. Each of the Preferred Units may be converted into 2.381 Common Units on or after the date which is one (1) year after the date the Preferred Units are issued to an LP Unit Recipient pursuant to this Agreement. The UPREIT shall have the right to redeem for cash all outstanding Preferred Units after the tenth (10th) anniversary of the Closing Date by giving the holder(s) thereof not less than sixty (60) days' prior written notice.

               3.6. WARRANTS. On the Closing Date, the UPREIT shall issue to Contributor ten-year detachable warrants exercisable for additional Common Units pursuant to a warrant agreement in substantially the form of EXHIBIT G.

         4.    LP UNITS; INVESTOR MATERIALS.

               4.1.     LP UNITS GENERALLY.

                        4.1.1. Subject to Section 3.5 above, the Preferred Units shall be convertible into Common Units and the Common Units shall be redeemable for shares of common stock of the REIT or cash (or a combination thereof) in accordance with the procedures described herein and in the Partnership Agreement. Contributor acknowledges that the LP Units are not certificated and that, therefore, the issuance of the LP Units shall be evidenced by the execution and delivery of an amendment to the Partnership Agreement substantially in the form of EXHIBIT H, which amendment shall be executed and delivered by the REIT at the Closing (the "AMENDMENT").

                        4.1.2. Contributor hereby directs the UPREIT to deliver the LP Units at the Closing issued in the names of, and for distribution to, those LP Unit Recipients set forth on SCHEDULE 4.1.2 attached hereto. Each LP Unit Recipient shall receive the number and type of LP Units set forth on said Schedule.

                        4.1.3. Contributor has delivered to Acquiror, and has caused its Interest Holders and any other LP Unit Recipient to deliver to Acquiror, or to any other party designated by Acquiror, a completed representation letter in substantially the form set forth in EXHIBIT C attached hereto, providing, among other things, information concerning each Contributor's, each Interest Holder's and each LP Unit Recipient's status as an Accredited Investor. Contributor shall provide or cause to be provided to Acquiror, or to any other party designated by Acquiror, such other information and documentation as may reasonably be requested by Acquiror in furtherance of the issuance of the LP Units as contemplated hereby (together with the information provided on EXHIBIT C, the "INVESTOR MATERIALS"). Notwithstanding anything contained in this Agreement to the contrary, in the event that, in the reasonable opinion of Acquiror, based on advice of its securities counsel, (x) any such person or entity providing Investor Materials is not considered an Accredited Investor, (y) the proposed issuance of LP Units hereunder might not qualify for the exemption from the registration requirements of Section 5 of the Securities Act, or (z) the proposed issuance of LP Units hereunder would violate any applicable federal or state securities laws, rules or regulations, any agreement to which the REIT or the UPREIT is privy, or any tax related or other legal rules, agreements or constraints applicable to Acquiror, the REIT or the UPREIT, Acquiror shall so advise Contributor, in writing (the "REGULATORY VIOLATION NOTICE") within five (5) business days after such determination is made. In the event a Regulatory Violation Notice is delivered for the reason set forth in clause (x) above, the interest of each and every person or other entity with respect to which Acquiror delivers a Regulatory Violation Notice shall be redeemed by Contributor (or Contributor shall otherwise cause such person or other entity to no longer have a direct or indirect interest in Contributor), at no cost to any or all of Acquiror, the REIT and the UPREIT, at least two business days prior to the Closing Date. In the event of any such redemption, SCHEDULE 4.1.2 shall be revised to reflect the updated list of LP Unit Recipients and the revised ownership percentages in the Projects resulting from such redemption. In the event a Regulatory Violation Notice is delivered for another reason, this Agreement shall terminate and no party shall have any further liability hereunder except (i) as otherwise expressly set forth in this Agreement and (ii) to the extent a breach of this Agreement gives rise to, or becomes the basis for, the Regulatory Violation Notice.

               4.1.4. Contributor hereby covenants and agrees that it shall deliver or shall cause each of its partners, shareholders, members and any other LP Unit Recipients to deliver to Acquiror, or to any other party designated by Acquiror, any documentation that may be required under the Partnership Agreement or any charter document of the REIT, and such other information and documentation as may reasonably be requested by Acquiror, at such time as any LP Units are redeemed for shares of common stock of the REIT ("CONVERSION SHARES"). The preceding covenant shall survive the Closing.

         4.2. CERTAIN INFORMATIONAL MATERIALS. Contributor and the other LP Unit Recipients hereby acknowledge and agree that the ownership of LP Units by them and their respective rights and obligations as limited partners of the UPREIT (including their right to transfer, encumber, pledge and exchange LP Units) shall be subject to all of the express limitations, terms, provisions and restrictions set forth in this Agreement and in the Partnership Agreement. In that regard, Contributor and each of the other LP Unit Recipients hereby covenants and agrees that, at the Closing, it shall execute any and all documentation reasonably required by the UPREIT and the REIT to formally memorialize the foregoing. Contributor and each of the other LP Unit Recipients acknowledges that it has received and reviewed, prior to the Contract Date, (i) the Partnership Agreement, (ii) the charter documents and bylaws of the REIT, (iii) the REIT's Form 10-K for the year ended December 31, 1998, (iv) all Form 10-Qs and Form 8-Ks that have been filed by the REIT with the SEC since December 31, 1998, and (v) copies of all material press releases, proxy statements and reports to shareholders issued since December 31, 1998, and has otherwise had an opportunity to conduct a due diligence review of the affairs of the UPREIT and the REIT and has been afforded the opportunity to ask questions of, and receive additional information from, the REIT regarding the business, operations, conditions (financial or otherwise) and the current prospects of the REIT and the UPREIT.

               4.3. LOCK-UP PERIOD. Each of the LP Unit Recipients agrees that for the Lock-Up Period, it shall not, in any way or to any extent, redeem (pursuant to the Partnership Agreement or otherwise), sell, transfer, assign, pledge or encumber, or otherwise convey any or all of the LP Units delivered to it in connection with this transaction and, if applicable, any Conversion Shares.

               4.4. TRANSFER REQUIREMENTS. After the Lock-Up Period, each LP Unit Recipient may only sell, transfer, assign, pledge or encumber, or otherwise convey any or all of the LP Units delivered to it and, if applicable, any Conversion Shares, in strict compliance with this Agreement, the Partnership Agreement, the charter documents of the REIT, the registration and other provisions of the Securities Act (and the rules promulgated thereunder), any state securities laws, the rules of the New York Stock Exchange and the Registration Rights Agreement, in each case as may be applicable. A legend may be placed on the face of the certificates evidencing the Conversion Shares to notify the holder of the restrictions on transfer under applicable federal or state securities laws. The provisions of this Section 4.4 shall survive the Closing.

               4.5. VOLUME RESTRICTION. From and after the expiration of the Lock-Up Period, the aggregate amount of common stock of the REIT that the LP Unit Recipient may sell (i) during any 10-trading day period shall not exceed 30 percent (30%) of the average of the daily trading volume of such stock (as reported in The Wall Street Journal) for the thirty (30) trading days immediately preceding the date on which the first sale of such stock during any such 10-day period occurs, and (ii) during any calendar year shall not exceed one-third of the Conversion Shares issuable upon redemption of the aggregate amount of Common Units issued

(including those issued in connection with any conversion of Preferred Units) to such LP Unit Recipient at the Closing.

         5.    PARTNERSHIP LIABILITIES AND SALES OF REAL PROPERTY.

               5.1. DISPOSITION OBLIGATIONS. Subject to this Section 5.1 and the provisions of Section 5.2 hereof, the UPREIT shall use its good faith, reasonable and diligent efforts:

                      5.1.1. Not to sell or otherwise voluntarily dispose of any Project in a taxable transaction on or before the expiration of the Non-Taxable Disposition Period unless such sale or other voluntary disposition (other than through a deed in lieu of foreclosure, a foreclosure action, or an act of eminent domain) of any Project (and all assets received in exchange for such Project in which the REIT or the UPREIT has an adjusted tax basis substituted from that of such Project) qualifies for non-recognition of gain under the Code (for example, by means of exchanges contemplated under Code Sections 351, 354, 355, 368, 721, 1031 (but only if there is no "boot") or 1033), in such manner as the Code provides from time to time (the "NON-RECOGNITION CODE PROVISIONS"); provided, however, that the foregoing shall not require the REIT and UPREIT, in their sole and absolute discretion, to sell, or otherwise dispose of, or prevent the REIT and UPREIT, in their sole and absolute discretion, from selling or otherwise disposing of any Project in a transaction that would result in a loss for federal income tax purposes;

                      5.1.2. To maintain, on a continuous basis, an amount of indebtedness for which Contributor (including, for this purpose, the Interest Holders in Contributor or transferees of Contributor, collectively) bears, or is deemed to bear, the "economic risk of loss" within the meaning of Treasury Regulation Section 1.752-2(a) (including through the use of guarantee arrangements or arrangements providing for the imposition of a deficit restoration obligation on Contributor pursuant to an amendment to the Partnership Agreement) or which is allocated to Contributor pursuant to Treasury Regulation Section 1.752-3(a) equal to not less than $3,000,000 (the "MAXIMUM AMOUNT");

                      5.1.3. To avoid a distribution of property that would cause Contributor to recognize income or gain pursuant to the provisions of either or both of Code Sections 704(c)(1)(B) and 737;

                      5.1.4. To avoid a termination of the UPREIT pursuant to the provisions of Code Section 708(b)(1)(B); and

                      5.1.5. As long as Contributor remains as a partner of the UPREIT, the REIT and/or UPREIT agree to utilize the "traditional method," without curative allocations (as contemplated for in the Partnership Agreement), of allocating gain and depreciation under Code Section 704(c) for the Projects.

          The provisions of this Section 5.1 shall survive the Closing.

               5.2. LIMITATION ON DISPOSITION OBLIGATIONS. Notwithstanding the provisions of Section 5.1, the obligation of the UPREIT to undertake those activities set forth in Sections 5.1.1-5.1.4 hereof shall, in all events, be subject to, and otherwise interpreted consistent with, the REIT's fiduciary and statutory obligations to all partners (both present and future) in the UPREIT, and to its stockholders, both present and future. Further, for purposes of this
Section 5 and except as otherwise provided in Section 5.3, the LP Unit Recipients agree that neither the REIT nor the UPREIT shall be required to obtain any approval, consent or waiver from, or take direction from, or otherwise communicate with, any person or representative or entity concerning any Project, other than those certain persons (the "PROJECT CONTACTS") designated on SCHEDULE 5.2 attached hereto (and at the addresses set forth therein). Notification of the Project Contacts for any Project shall constitute sufficient and effective notification to all Interest Holders associated with the applicable Project, and written communications from the Project Contacts for such Project shall bind all Interest Holders associated with, related to, or having an interest in, such Project. The provisions of this Section 5.2 shall survive the Closing.

               5.3. NOTICE OF CERTAIN TRANSACTIONS.

                    5.3.1. In the event, on or before the expiration of the Non-Taxable Disposition Period, the UPREIT expects any of the following (each, a "TAX-RELATED EVENT") to occur: (A) a post-Closing sale of any Project; (B) a reduction in the amount of indebtedness allocable to Contributor (including, for this purpose, the Interest Holders in Contributor, or transferees of Contributor, collectively) in a manner consistent with Section 5.1.2 hereof, to an amount that is less than the Maximum Amount (other than by regularly or other scheduled principal payments); or (C) an attempt by the UPREIT to effect a transfer of any Project as permitted by Section 5.1.1 above, but the terms of
Section 1031 of the Internal Revenue Code of 1986, as amended (the "CODE") or the regulations promulgated thereunder have changed such that the mechanics for implementing a tax-deferred exchange of real estate are materially and adversely altered (whether with respect to the timing required to identify and close upon an exchange property or otherwise) from those mechanics in place as of the Contract Date, then the UPREIT shall give written notice of such Tax-Related Event (a "TAX-RELATED NOTICE") to the Project Contacts as soon as practicable after the occurrence of such event becomes reasonably likely, or, if later, on the date on which the UPREIT is, in the reasonable judgment of its securities counsel, legally permitted, under applicable federal and state securities laws and regulations, and the rules and regulations of the New York Stock Exchange, to disseminate such Tax-Related Notice to the Project Contacts.

              5.3.2. Upon their receipt of a Tax-Related Notice, the Project Contacts shall designate a single spokesperson from among them to represent the Interest Holders in connection with the Tax-Related Event that triggered the delivery of such Tax-Related Notice (the "SPOKESPERSON"). Each LP Unit Recipient hereby irrevocably appoints any Spokesperson so designated as their attorney-in-fact, with full power to grant in the name of and on behalf of such LP Unit Recipient, any and all consents, waivers, approvals, and to execute any and all documents required or appropriate to be executed, whether with respect to this Agreement, the Partnership Agreement or otherwise; provided, however, that such attorney-in-fact may only act within the scope necessitated by the Tax-Related Event giving rise to the appointment of such Spokesperson. The UPREIT and the REIT shall be entitled to rely on the first written notice either of them receives that designates a Spokesperson with respect to a given Tax-Related Event, and shall be under no obligation to deal with any person other than the Spokesperson so designated in connection with the subject Tax-Related Event as it relates to any LP Unit Recipient. The UPREIT and the REIT shall have no obligation to deal with any person or entity whatsoever in connection with a Tax-Related Event unless and until a Spokesperson is properly designated. The UPREIT and the REIT, and their respective independent accountants, attorneys and other representatives and advisors, shall cooperate with the Spokesperson in order to consider strategies proposed by or through the Spokesperson (it being understood that neither the REIT nor the UPREIT shall have any obligation whatsoever to propose any such strategies), on behalf of any affected LP Unit Recipient, which strategies are designed or intended to defer or mitigate any recognition of gain under the Code by any LP Unit Recipient or any shareholder or partner in any LP Unit Recipient (any such gain recognition being referred to herein as an "ADVERSE TAX CONSEQUENCE") that may result from a Tax-Related Event, whether such strategies involve any or all of the LP Unit Recipients (including Contributor) on a basis independent of the REIT and UPREIT, or in conjunction with the REIT or the UPREIT. Each party shall pay its own fees and expenses incurred in connection with the procedure delineated in this Section 5.3.2. Under this Section 5.3.2, the UPREIT and the REIT are only obligated to cooperate with the Spokesperson on behalf of any LP Unit Recipient (or any partner, shareholder or member of any LP Unit Recipient) who may be facing an Adverse Tax Consequence, in connection with such LP Unit Recipient's determination of the efficacy of tax-deferral or tax-mitigation alternatives proposed by or through the Spokesperson that may involve the REIT or the UPREIT. In no event shall either the REIT or the UPREIT be required to incur any expense (other than the cost of professional fees and expenses and administrative expenses incurred in complying with this Section 5.3) in connection with its cooperation under this Section 5.3, nor shall any transaction duly approved by the Board of Directors of the REIT that results in a Tax-Related Event be required to be suspended, postponed, impeded or otherwise adversely affected by virtue of any potential Adverse Tax Consequence. The provisions of this Section
5.3 shall survive the Closing.

               5.4. 721 EXCHANGE. The parties acknowledge that Contributor intends to treat the contribution and conveyance of the Contributed Interests in exchange for LP Units (the "EXCHANGE") as a tax-free partnership contribution pursuant to Section 721 of the Code. Acquiror, the UPREIT and the REIT shall cooperate in all reasonable respects with Contributor to effectuate such Exchange; provided, however, that:

               5.4.1. The Closing shall not be extended or delayed by reason of such Exchange, unless Acquiror has breached its obligations to Contributor under this Agreement;

               5.4.2. None of Acquiror, the UPREIT or the REIT shall be required to incur any additional extraordinary (as opposed to a normal, customary and recurring) cost or expense as a result of such Exchange, other than the cost of Acquiror's counsel in connection with the preparation of this Agreement and the other documents contemplated by this Agreement. Notwithstanding anything to the contrary in the foregoing sentence, the UPREIT and the REIT shall be responsible for costs associated with any IRS audit made directly of either or both of the UPREIT and the REIT relating to their respective operations (as opposed to an audit that is ancillary to an audit made of any or all of the entities comprising Contributor). Contributor hereby covenants and agrees that it shall, promptly on demand, reimburse Acquiror, the UPREIT or the REIT for any additional extraordinary cost or expense (as opposed to a normal, customary and recurring cost or expense, such as the analysis or computation related to the manner in which depreciation and built-in gain are allocated amongst the LP Unit Recipients), including reasonable attorneys' fees (e.g. those in excess of the cost of Acquiror's counsel in connection with the preparation of this Agreement and the other documents contemplated by this Agreement), actually incurred by any or all of Acquiror, the UPREIT and the REIT (i) as a result of the characterization of the contribution of the Projects pursuant to this Agreement as a tax-free partnership contribution pursuant to Section 721 of the Code, or
(ii) which is directly attributable to the Exchange;

               5.4.3. Subject to the UPREIT's and the REIT's performance and fulfillment in all material respects of the express covenants and conditions contained in this Agreement, none of Acquiror, the UPREIT or the REIT warrant, nor shall any of them be responsible for, the federal, state or local tax consequences to Contributor, any or all of the Interest Holders and any or all of the LP Unit Recipients resulting from either (i) the transactions contemplated by this Agreement or (ii) the allocation, if any, of losses and liabilities of the UPREIT to Contributor or any of the Interest Holders in Contributor under the Partnership Agreement, the Code or Treasury Regulations promulgated under the Code; and

               5.4.4. Except as otherwise expressly set forth in this Agreement and in the documents executed and delivered by Acquiror at the Closing, none of Acquiror, the

UPREIT nor the REIT shall incur any liability under any document or agreement required to be executed or delivered in connection with such Exchange.

          The provisions of this Section 5.4 shall survive the Closing.

         6. CLOSING. Except as otherwise provided in this Agreement, the closing of the transaction contemplated by this Agreement (the "CLOSING") shall take place on the date (the "CLOSING DATE") mutually agreed upon by the parties, provided that the Closing Date shall occur no sooner than fifteen (15) days after the Contract Date and no later than thrity (30) days after the Contract Date. The Closing shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, at such other place as may be mutually agreed upon by the parties, or in escrow at the offices of the Title Company if mutually agreed upon by the parties.

         7. CONTRIBUTOR'S DELIVERIES. Contributor shall cause each Project's managing agent to make available to Acquiror, from and after the Contract Date, at reasonable times and upon reasonable notice, all documents, contracts, information, Records and exhibits that are in the possession of, or under the control of, Contributor that are pertinent to the transaction that is the subject of this Agreement, including without limitation the documents listed as "Contributor's Deliveries" on EXHIBIT D attached hereto.

         8.    PROJECT INSPECTION.

               8.1. BASIC PROJECT INSPECTION. From and after the Contract Date, at reasonable times and upon reasonable notice (subject to the Leases and the rights of the Tenants), Acquiror, its agents and representatives shall be entitled to conduct inspections of any Project, which will include the rights to: (i) enter upon the Land and Improvements to perform inspections and tests of any Project, including inspection, evaluation and testing of the heating, ventilation and air-conditioning systems and all components thereof, all structural and mechanical systems within the Improvements, including sprinkler systems, power lines and panels, air lines and compressors, automatic doors, tanks, pumps, plumbing and all equipment, vehicles, and Personal Property; (ii) examine and copy any and all Records; (iii) make investigations with regard to zoning, environmental (including an environmental assessment as specified in Section 8.2, which includes, but is not limited to, an analysis of the presence of any asbestos, chlordane, formaldehyde or other Hazardous Substance in, under or upon any Project, or any underground storage tanks on, or under, the Land), building, code, regulatory and other legal or governmental requirements; and
(iv) make or obtain market studies and real estate tax analyses. Without limitation of the foregoing, Acquiror or its designated independent or other accountants may audit the Financial Statements (as defined in EXHIBIT D attached hereto), and

Contributor shall supply such documentation as Acquiror or its accountants may reasonably request in order to complete such audit.

               8.2. ENVIRONMENTAL ASSESSMENT. From and after the Contract Date, at reasonable times and upon reasonable notice (subject to the Leases and the rights of the Tenants), Acquiror or Acquiror's agent(s) shall have the right to employ one or more environmental consultants or other professional(s) to perform or complete such environmental inspections and assessments of any Project as Acquiror deems necessary or desirable; provided, however, that Acquiror shall not perform a "Phase II" environmental assessment or undertake any other invasive physical tests at any Project without first obtaining Contributor's approval to do so, which approval shall not be unreasonably withheld or delayed; and provided further that prior to any such entry onto any Project, Acquiror and its agent(s) shall furnish to Contributor certificates of insurance for such coverage and in such amounts and with such carriers as shall be reasonably acceptable to Contributor. Acquiror and its consultants shall also have the right to undertake or complete a technical review of all documentation, reports, plans, studies and information in possession or control of Contributor, or its past or present environmental consultants, concerning or in any way related to the environmental condition of any Project. In order to facilitate the assessments and technical review, at reasonable times and upon reasonable notice (subject to the Leases and the rights of the Tenants), Contributor shall extend its reasonable cooperation (but without third party expense to Contributor) to Acquiror and its environmental consultants, including providing access to all files and fully and completely answering all questions (to the best of its knowledge).

               8.3. ACQUIROR'S UNDERTAKING. Acquiror hereby covenants and agrees that it shall cause all studies, investigations and inspections performed at any Project pursuant to this Section 8 to be performed in a manner that does not materially or unreasonably disturb or disrupt the tenancies at or business operations of any Project. In the event that, as a result of Acquiror's exercise of its rights under Sections 8.1 and 8.2, physical damage occurs to any Project, then Acquiror shall promptly repair such damage, at Acquiror's sole cost and expense, so as to return the applicable Project to substantially the same condition as exists on the Contract Date. Acquiror hereby indemnifies, protects, defends and holds Contributor harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses that Contributor actually suffers or incurs as a direct result of any physical damage caused to, in, or at any Project during the course of, or as a result of, any or all of the studies, investigations and inspections that Acquiror elects to perform (or causes to be performed) pursuant to this Section 8.

               8.4. CONFIDENTIALITY. Each party agrees to maintain in confidence, and not to disclose to any Tenant or its employees, the information contained in this Agreement or pertaining to the transaction contemplated hereby and the information and data furnished or made available by Contributor to Acquiror, its agents and representatives in connection with Acquiror's investigation of any Project and the transactions contemplated by this Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (i) to such party's accountants, attorneys, existing or prospective lenders, investment bankers, accountants, underwriters, ratings agencies, partners, shareholders, consultants and other advisors in connection with the transactions contemplated by this Agreement to the extent that such representatives reasonably need to know (in the disclosing party's reasonable discretion) such information and data in order to assist, and perform services on behalf of, the disclosing party; (ii) to the extent required by or appropriate under any applicable statute, law, regulation or Governmental Authority (including the requirement to prepare and file Form 8-K and other reports and filings required by the SEC and other regulatory entities, as described in EXHIBIT E attached hereto) or by the New York Stock Exchange in connection with the listing of the Conversion Shares; (iii) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement or otherwise relating to any Project or any of them; (iv) to the extent such disclosure is required or appropriate in connection with any securities offering or other capital markets or financing transaction undertaken by the REIT; (v) to the extent such information and data become generally available to the public other than as a result of disclosure by the disclosing party or its agents or representatives;
(vi) to the extent such information and data become available to the disclosing party or its agents or representatives from a third party who, insofar as is known to the disclosing party, is not subject to a confidentiality obligation to the other party hereunder; and (vii) to the extent necessary in order to comply with each party's respective covenants, agreements and obligations under this Agreement. In the event the transactions contemplated by this Agreement shall not be consummated, such confidentiality shall be maintained indefinitely. Furthermore, Contributor and Acquiror acknowledge that, notwithstanding any contrary term of this Section 8.4, Acquiror shall have the right to issue a press release upon the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and Contributor shall have the right to disclose this Agreement to Contributor's parent, who may disclose it to its shareholders.

         9.    TITLE AND SURVEY MATTERS

               9.1. TITLE. At the Closing, each Owner's title to the Projects shall be free and clear of any mortgage liens, judgments and security interests, except the Assumed Indebtedness if Acquiror elects to assume the same ("PROHIBITED EXCEPTIONS"). Acquiror acknowledges and agrees, however, that Acquiror has agreed to accept the Contributed Interests and title to the Projects subject to any and all covenants, restrictions, easements, rights of way, Leases and other encumbrances and all encroachments and boundary disputes, if there be any, excepting only Prohibited Exceptions, as aforesaid (all such permitted title exceptions shall be the "PERMITTED EXCEPTIONS"). Acquiror shall promptly cause Title Company to issue and deliver to Contributor a title insurance report ("TITLE REPORT") for each of the Projects. If the Title Report contains any Prohibited Exceptions, Contributor agrees to take the necessary steps to remove such matters from record title to the Projects. In the event Contributor fails to remove any or all of the Prohibited Exceptions prior to Closing, Acquiror shall have the rights contained in Section 9.4. Any expenses incurred in obtaining the Title Report (including, without limitation, expenses incurred by an attorney in conducting the necessary title search) shall solely be borne by Acquiror. The title insurance premium for the title policy (inclusive of Acquiror's requested endorsements) shall also be solely borne by Acquiror.

               9.2. Notwithstanding anything to the contrary that may be stated herein, excluding mortgage liens, judgments, security interests or other encumbrances that were intended to be discharged of record upon Contributor's acquisition, no mortgage lien, judgment, security interest or other encumbrance in existence immediately preceding Contributor's acquisition of the Contributed Interests, shall constitute a "Prohibited Encumbrance".

               9.3.  INTENTIONALLY OMITTED.

               9.4. FAILURE REGARDING TITLE. In the event that as of Closing, title to the Projects shall be other than in accordance with the provisions of this Agreement, then Acquiror shall have the option, exercisable by written notice to Contributor at or prior to Closing, of (1) accepting at Closing such title as Contributor is able to convey and waiving any unsatisfied condition precedent, with no deduction from or adjustment of the Purchase Price, except to the extent of liens of a fixed or ascertainable amount not exceeding the Cash Component, unless the lien was created voluntarily by Contributor, or (2) declining to proceed to Closing. In the latter event, except as expressly set forth herein, all obligations, liabilities and rights of the parties under this Agreement shall terminate.

         10. REPRESENTATIONS AND WARRANTIES AS TO THE CONTRIBUTED INTERESTS AND THE REAL PROPERTY. Except (a) as otherwise set forth in the written schedules attached to this Agreement (the "SCHEDULES") which set forth the exceptions to the representations and warranties contained in this Section 10 and certain other information called for by this Agreement (unless otherwise specified, (i) each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Schedules and (ii) no disclosure made in any particular numbered schedule of the Schedules shall be deemed made in any other numbered schedule of the Schedules unless expressly made therein (by cross-reference or otherwise)), and (b) as disclosed in any document delivered to Acquiror by Contributor or by any other information discovered by or known to Acquiror or disclosed in writing to Acquiror by Contributor prior to the Closing, Contributor, for itself and each of the Owners, represents and warrants to Acquiror that the following matters are true and correct as of the Contract Date and shall be true and correct as of the Closing Date:

         10.1. CONTRIBUTOR'S AUTHORITY. Contributor is a corporation duly organized and validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder and to carry on its business as now conducted and to control the ownership, leasing and operation of the Projects.

         10.2. OWNER'S AUTHORITY. Each Owner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets now owned or leased or operated by it. To the best of Contributor's actual knowledge, no Project is encumbered by any mortgages, collateral or conditional assignments, pledges, hypothecations, security interests and other encumbrances (except for the Assumed Indebtedness), and each Owner holds good and marketable title to its Project.

         10.3. OWNERSHIP. Contributor holds one hundred percent (100%) of the membership interests in each of the Owners, free and clear of all mortgages, collateral or conditional assignments, pledges, hypothecations, security interests and other encumbrances (except for the Assumed Indebtedness). Each Owner, in turn, holds fee simple title to its Project, free and clear of any Prohibited Exceptions.

         10.4. NO CONFLICT. To the best of Contributor's actual knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Contributor do not and will not conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon, any of the Contributed Interests or other assets of Contributor or upon the Projects by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Contributor or any Owner is a party or which is or purports to be binding upon Contributor or any Owner or which otherwise affects Contributor or any Owner, which will not be discharged, assumed or released at Closing.

         10.5. NO CONDEMNATION. To the best of Contributor's actual knowledge, no Owner has received any written notice of any pending or contemplated condemnation, eminent domain or similar proceeding with respect to all or any portion of its Project.

         10.6. COMPLIANCE. Except as set forth in SCHEDULE 10.6, to the best of Contributor's actual knowledge, no Owner has received written notice of any existing violations of any federal, state, county or municipal laws, ordinances, orders, codes, regulations, or requirements affecting its Project which have not been cured.

         10.7. LITIGATION. Except as set forth in SCHEDULE 10.7, to the best of Contributor's actual knowledge, there is no material action, suit or proceeding pending or threatened against the Projects, or arising out of the ownership, management or operation of the Projects, this Agreement or the transactions contemplated hereby.

         10.8.    FIRPTA.  Contributor is not a "foreign person" as defined in
Section 1445(f)(3) of the Internal Revenue Code.

         10.9. LEASES. There are no leases or occupancy agreements currently in effect which affect the Projects other than the Leases listed on the Rent Roll (as defined on EXHIBIT D), and to the best of Contributor's actual knowledge, Contributor has paid in full all expenses connected with the negotiation, execution and delivery of the Leases which are due and owing as of the Agreement Date, including without limitation brokers' commissions, leasing fees and recording fees (but excluding (i) any such commissions or fees, if any, attributable to the term of the relevant Lease from and after the date of Closing, (ii) any such commissions or fees, if any, attributable to extension, renewal or expansion options executed after the date of Closing and (iii) any tenant improvement allowance or credit which is not yet due and payable). No Owner has received from any of its Tenants any written notices alleging any breach or default by such Owner, as landlord, which remain uncured as of the Contract Date, and no Owner has delivered to any of its Tenants written notices alleging any breach or default by such Tenants which remain uncured as of the Contract Date, except as set forth in SCHEDULE 10.9.

         10.10. CONTRACTS. There are no construction, management, leasing, service, equipment, supply, maintenance or concession agreements in effect with respect to the Projects other than those Contracts (as defined in EXHIBIT D) set forth on SCHEDULE 10.10. No Owner has received from any contracting parties under the Contracts any written notices alleging any breach or default by such Owner which remain uncured as of the Contract Date, and no Owner has delivered to such contracting parties written notices alleging any breach or default by such contracting parties which remain uncured as of the Contract Date, except as set forth in SCHEDULE 10.10.

         10.11. WARRANTIES. There are no guaranties or warranties relating to the design or construction of the Improvements or the installation, use or repair of any Personal Property other than those Warranties set forth in
SCHEDULE 10.11.

         10.12. ENVIRONMENTAL MATTERS. To the best of Contributor's actual knowledge, except as set forth in SCHEDULE 10.12:

                      (a) There has not been placed or located on any of the Projects by Contributor or any Owner, and there will not be placed or located on any of the Projects prior to Closing by Contributor or any Owner, any Hazardous Substance (as used herein, "HAZARDOUS SUBSTANCE" means any substance deemed hazardous, toxic or dangerous, or other substance required to be disclosed, reported, treated, removed, disposed of or cleaned-up by any applicable federal, state or local law, ordinance, code or regulation in effect on the date hereof, and includes, without limitation, lead paint, polychlorinated biphenyls, petroleum-based products and asbestos); and

                      (b) There has not been manufactured, stored or deposited by Contributor or any Owner on any of the Projects, any Hazardous Substance, and neither Contributor nor any Owner has received written notice of any proceeding or inquiry by any governmental authority with respect to the possible presence of any Hazardous Substance on any of the Projects, including the migration of any Hazardous Substances onto any of the Projects.

         10.13. EXISTING LOAN DOCUMENTS. SCHEDULE 10.13 attached hereto sets forth a true, correct and complete listing of all of the promissory notes, mortgages and other loan documents evidencing or securing the Assumed Indebtedness (the "EXISTING LOAN DOCUMENTS"), and Contributor has delivered true, correct and complete copies of the Existing Loan Documents to Acquiror prior to the date hereof as part of Contributor's Deliveries. Contributor has complied with (and, prior to the Closing, shall continue to comply with) the terms of, and all notices or correspondence received from the holder of the Existing Loan Documents. Contributor has paid (and, at all times prior to the Closing, shall pay) all sums due under the Existing Loan Documents. The Existing Loan Documents are in full force and effect. Contributor is not in default under the Existing Loan Documents beyond any applicable notice, grace or cure period, and there has not occurred any event which, with the giving of notice and/or the passage of time, or both, would constitute a default by Contributor thereunder. The outstanding principal amount of the Assumed Indebtedness is accurately set forth on SCHEDULE 10.13. Following Acquiror's assumption thereof, Acquiror will be entitled to prepay the Assumed Indebtedness by the payment of the outstanding principal amount and the accrued interest as of the date of prepayment without premium or penalty, or any fees and expenses due to the holder or servicer of the Assumed Indebtedness.

         10.14. Notwithstanding anything to the contrary that may be stated herein, Acquiror may not invoke as a failure of a condition precedent to Acquiror's obligation to close hereunder, the inaccuracy of a representation or warranty of Contributor if the inaccuracy derives directly from a specific fact or circumstance actually known to Acquiror prior to the date hereof which was in existence on or prior to the date Contributor acquired the Contributed Assets.

         11.   REPRESENTATIONS AS TO SECURITIES AND RELATED MATTERS.

               11.1. CONTRIBUTOR AND LP UNIT RECIPIENTS. Contributor represents and warrants to Acquiror that the following matters are true and correct as of the Contract Date and shall be true and correct as of the Closing Date; and each LP Unit Recipient represents and warrants (but only as to itself) to Acquiror that the matters set forth in Sections 11.1.1 and 11.1.4 are true and correct as of the Contract Date and shall be true and correct as of the Closing Date and covenant as follows:

                      11.1.1.          Intentionally Omitted.

                      11.1.2.          Intentionally Omitted.

                      11.1.3.          Intentionally Omitted.

                      11.1.4. Each LP Unit Recipient represents that its LP Units are being acquired by it with the present intention of holding such LP Units for purposes of investment, and not with a view towards sale or any other distribution. Each LP Unit Recipient recognizes that it may be required to bear the economic risk of an investment in the LP Units for an indefinite period of time. Contributor and each LP Unit Recipient is an Accredited Investor. Contributor and each LP Unit Recipient has such knowledge and experience in financial and business matters so as to be fully capable of evaluating the merits and risks of an investment in the LP Units. No LP Units will be issued, delivered or distributed to any person or entity who is other than an Accredited Investor with respect to whom there has been delivered to Acquiror satisfactory Investor Materials confirming the status of such person or entity as an Accredited Investor. Each LP Unit Recipient has been furnished with the informational materials described in Section 4.2 above (collectively, the "INFORMATIONAL MATERIALS"), and has read and reviewed the Informational Materials and understands the contents thereof. The LP Unit Recipients have been afforded the opportunity to ask questions of those persons they consider appropriate and to obtain any additional information they desire in respect of the LP Units and the business, operations, conditions (financial and otherwise) and current prospects of the UPREIT and the REIT. The LP Unit Recipients have consulted their own financial, legal and tax advisors with respect to the economic, legal and tax consequences of delivery of the LP Units and have not relied on the Informational Materials, Acquiror, the UPREIT, the REIT or any of their officers, directors, affiliates or professional advisors for such advice as to such consequences. Each of Contributor and its Interest Holders is an Accredited Investor under Regulation D promulgated under the Securities Act of 1933, as amended. No Contributor or LP Unit Recipient requires the consent of any Interest Holder in order to consummate the transactions contemplated by this Agreement, including to amend any partnership agreement, operating agreement, charter or other governing document of Contributor or any LP Unit Recipient.
SCHEDULE 11.1.4 accurately
sets forth (a) the direct ownership interest of Contributor and each LP Unit Recipient, and (b) the residence or, in the case of non-individual LP Unit Recipient or Contributor, state in which it was formed.

         11.2. ACQUIROR. Acquiror represents and warrants to Contributor that the following matters are true and correct as of the Contract Date and shall be true and correct as of the Closing Date:

               11.2.1. The UPREIT is a limited partnership duly authorized and validly existing under Delaware law. The performance of this Agreement by the UPREIT has been duly authorized by the REIT in accordance with the Partnership Agreement, and, upon the assignment of this Agreement to the UPREIT, this Agreement will be binding on the UPREIT and enforceable against it in accordance with its terms. The UPREIT has been at all times, and presently intends to continue to be, classified as a partnership or a publicly traded partnership taxable as a partnership for federal income tax purposes and not an association taxable as a corporation or a publicly traded partnership taxable as a corporation.

               11.2.2. Acquiror is a corporation duly authorized and validly existing under Delaware law. The execution and delivery of this Agreement by Acquiror, and the performance of this Agreement by Acquiror, has been duly authorized by Acquiror, and this Agreement is binding on Acquiror and enforceable against it in accordance with its terms. No consent of any creditor, investor, partner, shareholder, judicial or administrative body, Governmental Authority, or other governmental body or agency, or other party to such execution, delivery and performance by Acquiror is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Acquiror is a party or by which Acquiror is bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Acquiror is subject.

               11.2.3. The REIT is a real estate investment trust duly authorized and validly existing under Maryland law. The performance of this Agreement by the REIT, as general partner of the UPREIT, has been duly authorized by the REIT, and this Agreement is binding on the REIT, as general partner of the UPREIT, and enforceable against it, as general partner of the UPREIT, in accordance with its terms.

               11.2.4. LITIGATION. To the best of Acquiror's actual knowledge, there is no material action, suit or proceeding pending or threatened against Acquiror, the UPREIT or the REIT which is expected to have a material adverse affect on Acquiror, the UPREIT or the REIT, or impair the ability of Acquiror to complete the transactions contemplated hereby.

         12. COVENANTS OF CONTRIBUTOR. Effective from the execution of this Agreement until the Closing or termination of this Agreement, Contributor, for itself and each Owner, hereby covenants with Acquiror as follows:

         12.1. LEASES. No Owner shall amend in any material respect or terminate any Lease, nor shall any Owner execute any new lease, license, or other agreement affecting the ownership or operation of all or any portion of any Project or for personal property, equipment, or vehicles, without in each case Acquiror's prior written approval, which approval shall not be unreasonably withheld or delayed.

         12.2. NEW CONTRACTS. No Owner shall enter into any contract with respect to the ownership and operation of all or any portion of any Project that will survive the Closing, or that would otherwise affect the use, operation or enjoyment of the applicable Project, without Acquiror's prior written approval, which approval may granted or denied in Acquiror's reasonable discretion, except for service contracts entered into in the ordinary course of business that are terminable, without charge or penalty, on not more than 30 days' notice, for which no approval shall be required.

         12.3. OPERATION OF PROJECT. Each Owner shall operate and manage its Project in the same manner as presently operated and managed, maintaining present services (including pest control), and shall maintain the Project in its present repair and order, normal wear and tear excepted; shall keep on hand sufficient materials, supplies, equipment and other Personal Property for the efficient operation and management of the Project in its present manner; and shall perform, when due, all of its obligations under the Existing Loan Documents, Leases, Contracts, Governmental Approvals (as defined on EXHIBIT D) and other agreements relating to the Project and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Project. None of the Personal Property, fixtures or Inventory shall be removed from any Project, unless replaced by personal property, fixtures or inventory of equal or greater utility and value.

         12.4. PRE-CLOSING EXPENSES. Each Owner has paid or will pay or cause to be paid in full, prior to the Closing, all bills and invoices received prior to the Closing Date for labor, goods, material and services of any kind relating to its Project and utility charges for the period prior to the Closing. Contributor shall pay to Acquiror promptly upon demand all bills and invoices received after the Closing Date for labor, goods, material and services of any kind relating to any Project and utility charges for the period prior to the Closing. Except as disclosed in SCHEDULE 12.4, any alterations, installations, decorations and other work required to be performed on or prior to the Closing under any and all agreements affecting any Project have been or will, by the Closing, be completed and paid for in full.

         12.5. GOOD FAITH. All actions required pursuant to this Agreement that are necessary to effectuate the transaction contemplated herein will be taken promptly and in good faith by Contributor, each Owner and Acquiror, and each party shall furnish the other with such documents or further assurances as the requesting party may reasonably require.

         12.6. NO ASSIGNMENT. After the Contract Date and prior to the Closing, neither Contributor nor any Owner shall assign, alienate, lien, encumber or otherwise transfer all or any part of its Project or any interest therein.

         12.7. AVAILABILITY OF RECORDS, AUDIT REPRESENTATION LETTER.

               12.7.1. If the Closing Date occurs after March 31, 2000, then upon Acquiror's reasonable request, for a period of two years after the Closing, Contributor shall (i) make the Records available to Acquiror for inspection, copying and audit by Acquiror's designated accountants; and (ii) cooperate with Acquiror (without any third party expense to Contributor) in obtaining any and all permits, licenses, authorizations, and other Governmental Approvals necessary for the operation of the Project. Without limitation of the foregoing in this Section 12.7, if the Closing Date occurs after March 31, 2000, then Contributor agrees to abide by the terms of EXHIBIT E attached hereto. If the Closing Date occurs after March 31, 2000, then at any time before or within two years after the Closing, Contributor further agrees to provide to the Acquiror's designated independent auditor, upon the reasonable request of Acquiror or such auditor, (x) access (to the same extent to which Acquiror would be entitled to such access) to the books and records of the Projects and all related information (including the information listed on EXHIBIT E) regarding the period for which Acquiror is required to have the Projects audited under the regulations of the SEC, and (y) a representation letter delivered by Contributor regarding the books and records of the Project, in substantially the form as attached hereto as EXHIBIT F.

         12.7.2. In addition, if the Closing Date occurs after March 31, 2000, then during such two year period Contributor shall provide, and cooperate in all reasonable respects in providing, Acquiror with copies of, or access to, such factual information as may be reasonably requested by Acquiror, and in the possession or control of Contributor, to enable the REIT to issue one or more press releases concerning the transaction that is the subject of this Agreement, to file a Current Report on Form 8-K (as specified on EXHIBIT E attached hereto), if, as and when such filing may be required by the SEC and to make any other filings that may be required by any Governmental Authority. The obligation of Contributor to cooperate in providing Acquiror with such information for Acquiror to file its Current Report on Form 8-K shall survive the Closing.

         12.8. CHANGE IN CONDITIONS. Contributor shall promptly notify Acquiror of any change in any condition with respect to any Project or of the occurrence of any event or circumstance that makes any representation or warranty of Contributor to Acquiror under this Agreement untrue or misleading, or any covenant of Acquiror under this Agreement incapable or less likely of being performed, it being understood that Contributor's obligation to provide notice to Acquiror under this Section 12.8 shall in no way relieve Contributor of any liability for a breach by Contributor of any of its representations, warranties or covenants under this Agreement.

         12.9. CORPORATE STRUCTURE. From the Contract Date through and including the Closing Date, Contributor shall maintain the same composition of its direct shareholders as exists on the Contract Date, unless otherwise expressly provided in this Agreement or consented to by Acquiror in writing.

         12.10. CURE OF VIOLATIONS. On or before the Closing Date, Contributor shall cure (or escrow sufficient funds at the Closing with the Title Company to cure) all violation(s) of law, code, ordinance or regulation that arise and are the subject of any written notice issued by a Governmental Authority with respect to any Project during the period of Contributor's ownership of the Contributed Interests.

         13.   INTENTIONALLY OMITTED


         14.   ADDITIONAL CONDITIONS PRECEDENT TO CLOSING.

               14.1. ACQUIROR'S ADDITIONAL CONDITIONS PRECEDENT. In addition to the other conditions enumerated in this Agreement, the following shall be conditions precedent to Acquiror's obligation to close hereunder:

                       14.1.1. PHYSICAL CONDITION. The physical condition of Project shall be substantially the same on the Closing Date as on the Contract Date, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of Damage. Without limiting the generality of the foregoing, the parties acknowledge and agree that the failure by Contributor to cure any violation described in Section 12.10 shall be a failure of this condition precedent.

                       14.1.2. PENDING ACTIONS. At the Closing, there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened with respect to the Project, (i) that, after the Closing, would, in Acquiror's reasonable discretion, materially and adversely affect the value or marketability of the Project or the ability of Acquiror to operate the Project in the manner it is being operated on the Contract Date, or (ii) for the purpose of enjoining or preventing, or which questions the validity or legality of, the transactions contemplated hereby.

                       14.1.3. ASSUMED INDEBTEDNESS. Contributor shall provide to Acquiror a letter from the holder of the Existing Loan Documents that relates to Assumed Indebtedness (if Acquiror elects to assume the same in accordance with Section 3.1) dated no earlier than ten (10) days prior to the Closing Date,
(i) approving the transfer of the applicable Contributed Interests to the UPREIT subject to the Assumed Indebtedness, (ii) setting forth the amount of principal and interest outstanding on the Closing Date and confirming either (a) that there are no other amounts due thereunder, or (b) if any other amounts are due, stating the amount and nature thereof (which amounts shall in any event be paid by Contributor), and (iii) confirming, to the knowledge of such holders, the absence of any defaults under the Existing Loan Documents. Such letter shall be referred to as the "LENDER'S APPROVALS."

                       14.1.4. OWNERS. The direct shareholders of Contributor on the Closing Date shall be the same as on the Contract Date.

                       14.1.5. BANKRUPTCY. As of the Closing Date, neither Contributor, any Owner, nor any Project shall be the subject of any bankruptcy proceeding for which approval of this transaction has not been given and issued by the applicable bankruptcy court.

                       14.1.6. REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Contributor contained in this Agreement that are qualified by materiality shall be true and correct as of the Closing Date, and the other representations and warranties of Contributor contained in this Agreement shall be true and correct as of the Closing Date in all material respects; provided, however, that if any representation or warranty contained at Sections 10.5, 10.6, 10.7, 10.9, 10.10, 10.11, 10.12 hereof is not true and correct as of the Closing Date, then such failure or inaccuracy in the representaion or warranty derives from a matter knowingly created or suffered by Contributor.

                       14.1.7. COVENANTS PERFORMED. All covenants of Contributor required to be performed on or prior to the Closing Date shall have been performed in all material respects.

         14.2. CONTRIBUTOR'S ADDITIONAL CONDITIONS PRECEDENT. In addition to the other conditions ecumerated in this Agreement, including the condition set forth in Section 2.1, the following shall be conditions precedent to Contributor's obligation to close hereunder:

                       14.2.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acquiror contained in this Agreement that are qualified by materiality shall be true and correct as of the Closing Date, and the other representations and warranties of Contributor contained in this Agreement shall be true and correct as of the Closing Date in all material respects.

                       14.2.2. COVENANTS. All material covenants of Acquiror required to be performed on or prior to the Closing Date shall have been performed.

                       14.2.3. PENDING ACTIONS. At the Closing, there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, for the purpose of enjoining or preventing, or which questions the validity or legality of, the transactions contemplated hereby.

                       14.2.4. BANKRUPTCY. As of the Closing Date, neither Acquiror, the REIT nor the UPREIT shall be the subject of any bankruptcy proceeding for which approval of this transaction has not been given and issued by the applicable bankruptcy court.

                       14.2.5. NO MATERIAL ADVERSE CHANGE. There shall have occurred no material adverse change in the business, operations, condition (financial or otherwise), properties or assets of the REIT or the UPREIT since the Contract Date.

         15.      INTENTIONALLY OMITTED.

         16.      CLOSING DELIVERIES.

                  16.1. CONTRIBUTOR'S DELIVERIES. At the Closing (or such other times as may be specified below), Contributor shall deliver or cause to be delivered to Acquiror the following, each in form and substance reasonably acceptable to Contributor and Acquiror and their respective counsel:

                         16.1.1.  ASSIGNMENT OF CONTRIBUTED INTERESTS.  An
assignment by Contributor of the Contributed Interest and its certificate of its withdrawal from Deereco, Atrium and Brown's Wharf.

                         16.1.2.  RELEASE.  A release from Contributor releasing
each Owner and the UPREIT from any obligations and liabilities with respect to any matter arising from business done, transactions entered into or events occurring prior to the Closing Date.

                       16.1.3. LENDER'S APPROVALS. The Lender's Approvals from the holders of all of the Assumed Indebtedness in conformity with SECTION 14.1.3.

                       16.1.4. KEYS. Keys to all locks located at the Project (to the extent in Contributor's possession or control);

                       16.1.5. AFFIDAVIT OF TITLE AND ALTA STATEMENT. As to each Project, an Affidavit of Title (or comparable document) limited solely to status of parties in possession, absence of outstanding contracts of sale and mechanics' and/or materialman liens and such additional affidavits as the Title Company shall reasonably require in order to issue an owner's policy of title insurance (or any appropriate endorsement, including without limitation "nonimputation" and "same as survey" endorsements (if available), to any Owner's existing policy of title insurance, if any, insuring the Owner's title as of the Closing Date and in the amount of the applicable portion of the Asset Value) free of any Prohibited Exceptions;

                       16.1.6. LETTER TO TENANTS. A letter executed by the applicable Owner and, if applicable, its management agent, addressed to each Tenant, in form reasonably acceptable to Acquiror, notifying each Tenant of the transfer of its Project and directing payment of all rents accruing after the Closing Date to be made to Acquiror or at its direction;

                       16.1.7.  INTENTIONALLY OMITTED.

                       16.1.8. ORIGINAL DOCUMENTS. To the extent not previously delivered to Acquiror, originals of the Leases, Assigned Contracts and Governmental Approvals that are in Contributor's possession or control (or, if the originals have been lost or destroyed, copies that are in Contributor's possession or control certified by Contributor as true, correct and complete);

                       16.1.9. CLOSING STATEMENT. A closing statement conforming to the proration and other relevant provisions of this Agreement (the "CLOSING STATEMENT") duly executed by Contributor;

                      16.1.10. PLANS AND SPECIFICATIONS. All plans and specifications relating to the Project in Contributor's possession or control;

                      16.1.11. TAX BILLS. Copies of the most currently available Tax Bills to the extent not previously delivered to Acquiror;

                      16.1.12. ENTITY TRANSFER CERTIFICATE. Entity transfer certifications confirming that Contributor is a "United States Person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended;

                       16.1.13. RENT ROLL. An updated Rent Roll, prepared as of the Closing Date, certified by Contributor to be true, complete and correct through the Closing Date;

                       16.1.14. PARTNERSHIP DELIVERIES; WARRANT AGREEMENT. The documents that are referred to in the Partnership Agreement (as amended) in connection with the admission of an additional limited partner (including the Amendment) and the warrant agreement contemplated by Section 3.6 above, each of such documents to be duly executed by Contributor or other person or entity receiving LP Units hereunder;

                       16.1.15. LP UNITS SCHEDULE. The LP Units Schedule set forth on SCHEDULE 4.1.2, duly executed by Contributor;

                       16.1.16. CLOSING CERTIFICATE. A certificate, signed by Contributor and the LP Unit Recipients, certifying to the UPREIT that (a) the representations and warranties of Contributor contained in this Agreement that are qualified by materiality are true and correct as of the Closing Date and the other representations and warranties of Contributor contained in this Agreement are true and correct as of the Closing Date in all material respects, and (b) all material covenants required to be performed by Contributor prior to the Closing Date have been performed;

                       16.1.17. OTHER. Such other documents and instruments as may reasonably be required by Acquiror (including those of Contributor's Deliveries in Contributor's possession or control that have not previously been delivered to Acquiror), its (or its underwriters' or lenders') counsel or the Title Company and that may be necessary to consummate the transactions that are the subject of this Agreement and to otherwise give effect to the agreements of the parties hereto. After the Closing, Contributor shall, without cost to Contributor, execute and deliver to Acquiror such further documents and instruments as Acquiror shall reasonably request to effect these transactions and otherwise effect the agreements of the parties hereto.

         16.2. ACQUIROR'S DELIVERIES. Unless previously delivered to Contributor, at the Closing (or such other times as may be specified below), Acquiror shall cause to be delivered to Contributor the following, each in form and substance reasonably acceptable to Contributor and Acquiror and their respective counsel:

                       16.2.1. REGISTRATION CONFIRMATION. A certificate from the UPREIT certifying as to the registration of the LP Units in the books and records of the UPREIT and the ownership by Contributor of such LP Units, together with a copy of such books and records showing such ownership;

                       16.2.2. PARTNERSHIP AGREEMENT. A copy of the Partnership Agreement, duly certified by the secretary of the REIT as true, complete and correct;

                       16.2.3. AMENDMENT; WARRANT AGREEMENT. The Amendment and the warrant agreement contemplated by Section 3.6 above, duly executed by the REIT;

                       16.2.4. ORGANIZATIONAL DOCUMENTS. A copy certified by the Secretary of State of the State of Delaware and Maryland, respectively, of the Articles of Incorporation of Acquiror and the REIT and a good standing certificate for Acquiror and the REIT; (ii) a copy certified by the Secretary of State of the State of Delaware of the certificate of limited partnership of the UPREIT and a good standing certificate for the UPREIT; and (iii) a copy, certified by the secretary of the REIT, of the resolutions of the REIT's board of trustees, authorizing the transactions described herein;

                       16.2.5. CLOSING STATEMENT. The Closing Statement, duly executed by the UPREIT;

                       16.2.6. REGISTRATION RIGHTS CONFIRMATION. An acknowledgment by the REIT that Contributor is entitled to the benefits of the Registration Rights Agreement as a result of its admission as a limited partner in the UPREIT;

                       16.2.7. ASSIGNMENT. The assignment by Acquiror of its rights and obligations hereunder to the UPREIT;

                       16.2.8. LP UNITS SCHEDULE. The LP Units Schedule set forth on SCHEDULE 4.1.2, duly executed by the UPREIT;

                       16.2.9. TENANTS LETTER. A letter to Tenants described in Section 16.1.6 above, duly executed by the UPREIT; and

                      16.2.10. CLOSING CERTIFICATE. A certificate, signed by Acquiror, certifying to the Contributor that (a) the representations and warranties of Acquiror contained in this Agreement that are qualified by materiality are true and correct as of the Closing Date and the other representations and warranties of Acquiror contained in this Agreement are true and correct as of the Closing Date in all material respects, and (b) all material covenants required to be performed by Acquiror prior to the Closing Date have been performed;

                      16.2.11. OTHER. Such other documents and instruments as may reasonably be required by Contributor, the LP Unit Recipient or its or their respective counsel or the Title Company and that are necessary to consummate the transactions which are the subject of this Agreement and to otherwise effect the agreements of the parties hereto. After Closing, the UPREIT shall, without cost to the UPREIT, execute and deliver to Contributor such further documents and instruments as Contributor shall reasonably request to effect these transactions and otherwise effect the agreements of the parties hereto.

                       16.2.12. RELEASE. A release from the UPREIT releasing each Owner and Contributor from any obligations and liabilities with respect to any matter arising from business done, transactions entered into or events occurring after the Closing Date.

         17. PRORATIONS AND ADJUSTMENTS. The following shall be prorated and adjusted between Contributor and Acquiror as of the Closing Date, except as otherwise specified:

               Except to the extent otherwise expressly provided in this Agreement, with respect to apportionments hereunder for the Deereco and Atrium Projects, all matters that were described in the contract of sale for the Deereco and Atrium Projects by which Contributor acquired the limited liability company interests in Deereco and Atrium (the "DEERECO/ATRIUM CONTRACT") as matters to be apportioned between the seller and purchaser at the Closing under the Deereco/Atrium Contract, shall be similarly apportioned between Contributor and Acquiror at the closing hereunder in accordance with the provisions of the Deereco/Atrium Contract. Except to the extent otherwise expressly provided in this Agreement, with respect to apportionments hereunder for the Brown's Wharf Project, all matters that were described in the contract of sale for the Brown's Wharf Project by which Contributor acquired the limited liability company interests in Brown's Wharf (the "BROWN'S WHARF CONTRACT") as matters to be apportioned between the seller and purchaser at the closing under the Brown's Wharf Contract, shall be similarly apportioned between Contributor and Acquiror at the Closing hereunder in accordance with the provisions of the Brown's Wharf Contract.

               17.1. Distributions in respect of the LP Units acquired by the LP Unit Recipients shall begin to accrue from and after the Closing Date (notwithstanding the fact that such date may not be the applicable Record Date under the Partnership Agreement), and the amount of distributions paid or to be paid to the LP Unit Recipients for any quarter shall be prorated accordingly;

               17.2. Such other items that are customarily prorated in transactions of this nature shall be ratably prorated.

         For purposes of calculating prorations, Acquiror shall be deemed to be in title to the Project, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire Closing Date. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. Bills received after the Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid, in cash, by Contributor, to the extent due and owing. Bills received by Contributor after the Closing Date that relate to expenses incurred, services performed or other amounts allocable to the period on or after the Closing Date, shall be paid, in cash, by the Acquiror, to the extent due and owing.

         18. CLOSING EXPENSES. Unless the Assumed Indebtedness is assumed by Acquiror (in which case the provisions of Section 3.3 shall apply), Contributor will pay the entire cost of all release fees, prepayment fees and any other fees in connection with the payoff, release and satisfaction of the Assumed Indebtedness and all fees imposed by its accountants and attorneys in connection with this Agreement and the transaction contemplated hereunder. The provisions of this Section 18 shall survive the Closing without time limitation.

         19. DESTRUCTION, LOSS OR DIMINUTION OF REAL PROPERTY. If, prior to the Closing, all or any portion of any Project is damaged by fire or other natural casualty (collectively, "DAMAGE"), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively, "EMINENT DOMAIN"), then the following procedures shall apply:

               19.1. Acquiror shall close and take the Project in question as diminished by the Damage or Eminent Domain, as the case may be, subject to a reduction in the Contribution Consideration otherwise due at the Closing, in the amount set forth in Section 19.2 below.

               19.2. At the Closing, Contributor shall assign or pay over to Acquiror all proceeds of Contributor's casualty insurance proceeds in the case of any Damage (or condemnation awards in the case of any Eminent Domain). In addition, in the case of any Damage, to the extent such amounts are insufficient to pay for the full cost of the repair or replacement of the Project (whether by reason of a deductible, uninsured amount or otherwise), Acquiror shall proceed to close on all of the Projects subject to a reduction in the Contribution Consideration equal to the difference between (a) the amount assigned or paid over to Acquiror, and (b) the amount required to pay for the full cost of the repair or replacement of the Project. Contributor shall fully cooperate with Acquiror in the adjustment and settlement of the insurance claim or governmental acquisition proceeding and if, as of the Closing, the insurance proceeds (or condemnation award) assignable to Acquiror shall not have been collected from the insurer or Governmental Authority, then a cash credit in the amount thereof shall be given to Acquiror, to be repaid to Contributor out of and upon Acquiror's actual receipt of insurance proceeds (or condemnation award). The proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closing shall likewise be transferred and paid over (and, if applicable, likewise credited on an interim basis) to Acquiror.

               19.3. In the event of a dispute between Contributor and Acquiror with respect to the full cost of repair and/or replacement with respect to the matters set forth in this Section 19, an engineer designated by Contributor and an engineer designated by Acquiror shall select an independent engineer licensed to practice in the jurisdiction where the Project in question is located who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Acquiror and Contributor.

         20.   DEFAULT; INDEMNITY.

               20.1. DEFAULT BY CONTRIBUTOR. In the event that the express conditions of Contributor's obligations under this Agreement have been satisfied (or have been waived or deemed waived), and Acquiror has complied with all material terms and conditions set forth in this Agreement to be complied with by Acquiror prior to or at Closing, and Contributor is unwilling or otherwise fails to consummate Closing, then Contributor shall promptly reimburse Acquiror for Acquiror's actual, documented, out-of-pocket expenses incurred in anticipation of consummating the Closing, up to Twenty-Five Thousand Dollars ($25,000), and thereupon Contributor shall, except as expressly provided in this Agreement, have no further obligation or liability to Acquiror under this Agreement, and this Agreement shall be null and void. In the alternative, and the foregoing notwithstanding, Acquiror shall have the right to seek specific performance of Contributor's obligation to contribute the Contributed Interests and complete the Closing hereunder. The foregoing enumerated remedies shall be Acquiror's sole and exclusive remedies hereunder at law or in equity.

               20.2. DEFAULT BY ACQUIROR. In the event that the express conditions of Acquiror's obligations under this Agreement have been satisfied (or have been waived or deemed waived), and Contributor has complied with all material terms and conditions set forth in this Agreement to be complied with by Contributor prior to or at Closing, and Acquiror is unwilling or otherwise fails to consummate Closing, then Acquiror shall promptly reimburse Contributor for Contributor's actual, documented, out-of-pocket expenses incurred in anticipation of consummating the Closing, up to Twenty-Five Thousand Dollars ($25,000), and thereupon Acquiror shall, except as expressly provided in this Agreement, have no further obligation or liability to Contributor under this Agreement, and this Agreement shall be null and void. In the alternative, and the foregoing notwithstanding, Contributor shall have the right to seek specific performance of Acquiror's obligation to acquire the Contributed Interests, pay the Contribution Consideration and complete Closing hereunder. The foregoing enumerated remedies shall be Contributor's sole and exclusive remedies hereunder at law or in equity.

               20.3.    INDEMNIFICATION.

               20.3.1. ACQUIROR, THE REIT AND THE UPREIT. Contributor and each LP Unit Recipient, jointly and severally, agree to and do hereby indemnify, defend and hold harmless Acquiror, the UPREIT and the REIT, each of their respective Affiliates, partners, members, officers, directors, shareholders, agents and the employees of any of them, and each of their respective successors and assigns (collectively, the "ACQUIROR INDEMNIFIED PARTIES"), from and against any and all claims, losses, demands, liabilities, suits, administrative proceedings, causes of action, costs and damages suffered by any Acquiror Indemnified Party, but excluding consequential damages, and reasonable attorneys' fees of counsel selected by any Acquiror Indemnified Party and other costs of defense, incurred, arising against, or suffered by any Acquiror Indemnified Party, both known and unknown, present and future, at law or in equity (collectively, "LOSSES"), arising out of, by virtue of or related in any way to, a breach of any representation, warranty or covenant of Contributor set forth in this Agreement, whether discovered before or after the Closing.

               20.3.2. CONTRIBUTOR AND THE LP UNIT RECIPIENTS. Acquiror agrees to and does hereby indemnify, defend and hold harmless Contributor and the LP Unit Recipients and each of their respective partners, officers, directors, shareholders, agents and employees, and each of their successors and assigns, from and against any and all Losses arising out of, by virtue of or related in any way to, a breach of any representation, warranty or covenant of Acquiror set forth in this Agreement, whether discovered before or after the Closing.

               20.3.3. LIMITATIONS.

                       20.3.3.1 All representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by the parties hereto or their representatives, for a period ending on the date which is one year after the Closing Date; PROVIDED, HOWEVER, that any claim based on a representation or warranty actually known by the indemnifying person to be untrue, without any affirmative duty of investigation, shall survive without limit; PROVIDED FURTHER, HOWEVER, that no claim for breach of a representation or warranty may be brought under this Agreement unless written notice of such claim (stating the date of discovery thereof and the factual basis therefor in reasonable detail) shall have been given on or prior to the last day of the survival period (in which event each such representation and warranty shall survive until such claim is finally resolved and all obligations with respect thereto are fully satisfied). With respect to any claim validly alleging a breach of a representation or warranty hereunder filed within the period set forth above, the obligation to indemnify pursuant to this Section
20.3 shall survive without limit. All covenants, agreements and undertakings hereunder shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by the parties hereto or their representatives, without limit (except to the extent expressly provided herein).

                       20.3.3.2 To the extent that any Contributor's representation or warranty hereunder relates to a specific fact or circumstance which occurred on or prior to Contributor's acquisition of the Contributed Interests, the survival period applicable to such representation or warranty hereunder shall expire contemporaneously with the expiration of the survival period for the corresponding representation or warranty in the Deereco/Atrium Contract or the Brown's Wharf Contract, as the case may be.

                       20.3.3.3 The indemnification obligations hereunder shall be limited to claims made prior to the last date of survival of the applicable representation, warranty or covenant referred to in this Agreement.

                       20.3.3.4 The amount of the indemnifying party's liability under this Agreement shall be determined taking into account (A) any applicable insurance proceeds actually received by the indemnified party, and
(B) any other savings realized in connection with such liability that actually reduce the overall impact of the Losses upon the indemnified party.

                       20.3.3.5 Each indemnified party shall give reasonably prompt notice to each indemnifying party of any action or proceeding commenced against the indemnified party in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party (i) shall not relieve it from any liability which it may have under any indemnity provided herein unless and to the extent it did not otherwise learn of such action and the lack of notice by the indemnified party results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) shall not, in any event, relieve the indemnifying party from any obligations to any indemnified party hereunder other than its indemnification obligation. If the indemnifying party so elects within a reasonable time after receipt of such notice, the indemnifying party may assume the defense of such action or proceeding at such indemnifying party's own expense with counsel chosen by the indemnifying party and reasonably acceptable to the indemnified party. If an indemnifying party does not assume such defense, after having received the notice referred to in the first sentence of this Section 20.3.3.5, the indemnifying party or parties will pay the reasonable fees and expenses of counsel for the indemnified party or parties. In such event however, no indemnifying party will be liable for any settlement effected without the written consent of such indemnifying party. Except as specific in this Section 20.3.3.5, if an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this Section, such indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding.

         21. SUCCESSORS AND ASSIGNS. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and permitted assigns. Neither party hereto shall have any right to assign this Agreement or its rights hereunder; provided, however, subject to the provisions of Section
2.1 hereof, Acquiror shall prior to Closing assign its right, title and interest under this Agreement to the UPREIT (or a successor partnership) but shall not otherwise assign any of its rights hereunder.

         22. LITIGATION. In the event of litigation between the parties with respect to the Project, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including reasonable attorneys' fees of counsel selected by the prevailing party. The parties hereby further acknowledge and agree that in the event of litigation between them, as contemplated above, and the resolution of that litigation through compromise, settlement, or partial judgment, the court before which such litigation is initially brought shall have the right to allocate responsibility, between Contributor and Acquiror, for all costs and expenses (including attorneys' reasonable fees) incurred by both Contributor and Acquiror in the pursuit of that litigation resolved through compromise, settlement or partial judgment. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this
Section 22 shall survive termination of this Agreement and the Closing, if applicable.

         23. NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Contributor and Acquiror as follows:

                  Contributor:              United Properties Group, Incorporated
                                            305 W. Grand Avenue, Suite 100
                                            Montvale, New Jersey 07645
                                            Attention: Joseph S. Thompson
                                            Telephone: (201) 505-4080
                                            Facsimile: (201) 505-0481

                  With a copy to
                  its attorneys:            LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                                            125 West 55th Street
                                            New York, New York 10019-5389
                                            Attention: James Verscaj, Esquire
                                            Telephone: (212) 424-8000
                                            Facsimile: (212) 424-8500

                  Acquiror:                 COPT ACQUISITIONS, INC.
                                            c/o Corporate Office Properties Trust
                                            8815 Centre Park Drive, Suite 400
                                            Columbia, MD 21045
                                            Attention: John H. Gurley, Esq.
                                            Telephone:        (410) 730-9092
                                            Facsimile:        (410) 740-1174

                  With a copy to
                  its attorneys:            MORGAN, LEWIS & BOCKIUS LLP
                                            1701 Market Street
                                            Philadelphia, PA  19103
                                            Attention: Eric L. Stern, Esquire
                                            Telephone:        (215) 963-5000
                                            Facsimile:        (215) 963-5299

         Notices shall be deemed properly delivered and received when and if either (i) personally delivered, including via confirmed facsimile; (ii) on the first business day after deposit with a commercial overnight courier for delivery on the next business day; or (iii) five (5) days after having be sent via registered or certified first class mail, postage prepaid, return receipt requested. Any party may change its address for delivery of notices by properly notifying the others pursuant to this Section 23.

         24. BENEFIT. This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Section 21 above and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

         25. LIMITATION OF LIABILITY. All liabilities and obligations of Acquiror under this Agreement shall be those of Acquiror only. Subject to the consummation of the Assignment, Contributor shall not, under any circumstances, look to any person or entity other than Acquiror, including any Affiliate of Acquiror, for performance or satisfaction of Acquiror's obligations and liabilities in connection with this Agreement. Without limiting the foregoing, none of the REIT or any Affiliate of Acquiror or their respective members, partners and shareholders shall incur any liability under any document or agreement required in connection with this Agreement, and Acquiror shall not be required (in connection with this Agreement) to execute any document or agreement. that does not expressly exculpate and release such parties and their respective successors, assigns, affiliates, officers, shareholders, partners, employees, agents and representatives from any liability or obligation arising out of, or in connection with, this Agreement. Except as otherwise specifically provided in this Agreement, none of the UPREIT, the REIT and Acquiror shall assume or discharge any debts, obligations, liabilities or commitments of Contributor, whether accrued now or hereafter, fixed or contingent, known or unknown.

         26. BROKERAGE. Acquiror and Contributor each represents to the other that it has not dealt with any broker or agent in connection with this transaction Each party hereby indemnifies and holds harmless the other party from all loss, cost and expense (including reasonable attorneys' fees) arising out of a breach of its representation or undertaking set forth in this
Section 26. The provisions of this Section 26 shall survive Closing or the termination of this Agreement.

         27. REASONABLE EFFORTS. Contributor and Acquiror shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain any and all consents and approvals of third parties (including governmental authorities) to the transaction contemplated hereby, and to otherwise perform as may be necessary or otherwise reasonably requested by the other party to effectuate the transfer of the Project to Acquiror in accordance with, and to otherwise carry out the purposes of, this Agreement.

         28.   MISCELLANEOUS.

               28.1. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

               28.2. TIME OF THE ESSENCE. Time is of the essence of this Agreement. If any, date herein set forth for the performance of any obligations by Contributor or Acquiror or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Maryland for observance thereof.

               28.3. CONDITIONS PRECEDENT. The obligations of the parties to consummate the transactions contemplated hereby are subject to the express conditions precedent set forth in this Agreement, each of which is for the sole benefit of the applicable party and may be waived at any time by written notice thereof from such party to the other. The waiver of any particular condition precedent shall not constitute the waiver of any other.

               28.4. CONSTRUCTION. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Contributor and Acquiror have contributed substantially and materially to the preparation of this Agreement. The headings of various Sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

               28.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

               28.6. PARTIAL INVALIDITY. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

               28.7. EXPENSES. Except and to the extent as otherwise expressly provided to the contrary herein, Acquiror and Contributor shall each bear its own respective costs and expenses relating to the transactions contemplated hereby, including fees and expenses of legal counsel or other representatives for the services used, hired or connected with the proposed transactions mentioned above.

               28.8. CERTAIN SECURITIES MATTERS. No sale of LP Units is intended by the parties by virtue of their execution of this Agreement. Any sale of LP Units referred to in this Agreement will occur, if at all, upon the Closing.

               28.9. CERTAIN SCHEDULES. Schedules 10.5, 10.6, 10.7, 10.9,
10.10, 10.11 and 10.12 hereto which are incomplete as of June 23, 1999 shall be prepared by Contributor and appended hereto prior to the Contract Date. Contributor shall not knowingly create or suffer the creation of matters which shall be the subject of such disclosure schedules and shall use reasonable efforts to notify Acquiror as promptly as possible once Contributor acquires knowledge of any such matters.

               28.10. COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement.

                       [SIGNATURE PAGE FOLLOWS THIS PAGE]

                  IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement the day and year first above written

                                CONTRIBUTOR AND LP UNIT RECIPIENT:

                                UNITED PROPERTIES GROUP, INCORPORATED, a
                                New York corporation

                                By:
                                    -------------------------------
                                Name:
                                Its:


                                ACQUIROR:

                                COPT ACQUISITIONS, INC., a Delaware corporation


                                By:
                                    -------------------------------
                                Name:
                                Its:

                                    EXHIBIT A



                  LISTING AND LEGAL DESCRIPTION OF EACH PROJECT


 Owner                      Project Street Address                      County           State             RSF.
-------                     ----------------------                      -------         -------           -------

Deereco                    9690 Deereco Road                           Baltimore          MD

Atrium                     375 Padonia Road West                       Baltimore          MD

Brown's Wharf              1615, 1625 & 1629 Thames Street             Baltimore          MD




                       [LEGAL DESCRIPTIONS TO BE ATTACHED]

                                    EXHIBIT B



                                PERSONAL PROPERTY



                            [CONTRIBUTOR TO IDENTIFY]

                                    EXHIBIT C




                               INVESTOR MATERIALS



     [CONTRIBUTOR TO IDENTIFY APPROPRIATE ACCREDITED INVESTOR CERTIFICATION]

                                    EXHIBIT D



                            CONTRIBUTOR'S DELIVERIES

   (TO THE EXTENT IN THE POSSESSION OF, OR UNDER THE CONTROL OF, CONTRIBUTOR)

          1. True and correct copies of the each Tenant's Lease and the tenant account records and payment histories applicable thereto.

          2. A rent roll (the "RENT ROLL") indicating all material information pertaining to Tenants such as the name of each Tenant, spaces occupied and vacant (including the rentable square footage of such spaces), Base Rent, escalations, "pass-throughs" (including real estate taxes, utilities, insurance and/or operating expenses), Additional Rent, rent adjustments (including Consumer Price Index, or other adjustments) construction allowances, abatements, concessions, lease commencement and expiration dates, renewal or expansion options, options to purchase, cancellation rights, security and/or other deposits in connection with the Leases.

         3. A copy of Contributor's most recent title insurance policy for each Project, and a copy of Contributor's most recent survey of each Project.

         4. Copies of all hazard, rent loss, liability and other insurance policies currently in force with respect to each Project.

         5. Copies of the current operating budget for each Project.

         6. Copies of reviewed financial statements (including statements of assets, liabilities and partner's equity, statements of revenues and expenses, statements of partner's equity and cash flow statements) and all monthly and annual operating statements (collectively, the "FINANCIAL STATEMENTS") for each Project for the current calendar year. Contributor shall deliver to Acquiror all Financial Statements prepared in the ordinary course of business promptly upon preparation thereof relating to periods prior to Closing, even if prepared after Closing.

         7. Copies of all guarantees, warranties, engineering and architectural plans and specifications, drawings, CAD diskettes (showing floor plans and/or space plans), studies and surveys relating to each Project (collectively, the "PLANS"), in Contributor's possession or control, and copies of any reports or studies (including inspection reports of governmental authorities or insurance carriers), in Contributor's possession or control, in respect of the physical condition or operation of each Project or recommended improvements thereto.

         8. Copies of the bill or bills issued, to the extent available, for the current tax year for all real estate taxes and personal property taxes and copies of any and all notices pertaining to real estate taxes or assessments applicable to each Project. Copies of the bills issued, to the extent available, for the current calendar year for all utilities serving each Project. Contributor shall promptly deliver to Acquiror copies of any such bills or notices received by Contributor after the Contract Date, even if received after Closing.

         9. Copies of all brokerage commission, management, leasing, maintenance, repair, service, pest control and supply contracts (including janitorial, elevator, scavenger, laundry and landscaping agreements), equipment rental agreements and master antenna agreements (if applicable), and any other contracts or agreements relating to or affecting each Project (other than Major Repair Contracts, as defined herein) or which will be binding upon each Project or Acquiror subsequent to Closing, all as amended (the "CONTRACTS").

         10. Copies of all contracts for repairs or capital replacements to be performed at each Project, or covering, such work performed during the two (2) years immediately preceding the Contract Date for a contract price in excess of $10,000.00 (the "MAJOR REPAIR CONTRACTS").

         11. Copies of all certificates of occupancy, licenses, permits, authorizations and approvals required by law or by any governmental authority having jurisdiction thereover in respect of each Project, or any portion thereof, occupancy thereof or any present use thereof (the "GOVERNMENTAL APPROVALS").

         12. A schedule of all employees of Contributor engaged in the operation or maintenance of each Project, setting forth in respect of each employee: such employee's name, position, duties, current salary or wages, Christmas or other bonus, fringe benefits, accrued vacation time and sick leave, and information as to any other compensation in cash or in kind to which such employee may be entitled.

         13. Copies of the documents pursuant to which Contributor is organized and operates its business, together with proof of the authority of the signatory or signatories of this Agreement on behalf of Contributor to execute this Agreement.

         14. Copies of all guarantees, warranties and other documents or instruments evidencing or relating to the Improvements or the Personal Property ("WARRANTIES").

         15. Copies of all unrecorded easements and licenses of Contributor for the benefit of each Project or portion thereof or of third parties burdening each Project or portion thereof.

         16. Copies of all of the Existing Loan Documents (as defined in the body of this Agreement) and any correspondence or notices pertaining thereto.

                                    EXHIBIT E



                           SEC REPORTING REQUIREMENTS


         For the period of time commencing on the date of the Contribution Agreement and continuing through the second anniversary of the Closing Date, Contributor shall, from time to time, upon reasonable advance notice from the REIT, provide the REIT and its representatives, agents and employees with access to all financial and other information in its possession or with respect to which it has reasonable access pertaining to the period of Contributor's ownership and operation of the Project, which information is relevant and reasonably necessary, in the opinion of the REITs outside, third party accountants (the "ACCOUNTANTS"), to enable the REIT and its Accountants to prepare financial statements in compliance with any or all of (a) Rule 3-14 of Regulation X-X of the Securities and Exchange Commission (the "COMMISSION"); (b) any other rule issued by the Commission and applicable to REIT; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of the REIT; provided, however, that in any such event(s), the UPREIT shall reimburse Contributor for those third party, out-of-pocket costs and expenses that Contributor incur in order to comply with the foregoing requirements. Contributor acknowledges and agrees that the following is a representative description of the information and documentation that the REIT and the Accountants may require in order to comply with (a), (b) and (c) above. Contributor shall provide such information, and documentation on a per-Project basis, if available.

1. Rent rolls for the calendar month in which the closing occurs and the eleven (11) calendar months immediately preceding the calendar month in which the Closing occurs;

2. Contributor's written analysis of both (a) scheduled increases in base rent required under the Leases, and (b) rent concessions granted in the Leases, and the straight line effect of (a) and (b);

3.       Contributor's internally-prepared Financial Statements;

4.       Access to the Leases;

5. Contributor's budgeted annual and monthly income and expenses, compared to actual annual and monthly income and expenses;

6.       Most currently available real estate tax bills;

7. Access to Contributor's cash receipt journal(s) and bank statements for the Project;

8.       Contributor's general ledger with respect to the Project;

9. Contributor's schedule of expense reimbursements required under the Leases;

10. Schedule of those items of repairs and maintenance performed by, or at the direction of Contributor, during Contributor's final fiscal year in which Contributor owns and operates the Project (the "FINAL FISCAL YEAR");

11. Schedule of those capital improvements and fixed asset additions made by, or at the direction of, Contributor during the Final Fiscal Year;

12. Access to Contributor's invoices with respect to expenditures made during the Final Fiscal Year; and

13. Access (during normal and customary business hours) to responsible personnel to answer accounting questions.

                                    EXHIBIT F


                           AUDIT REPRESENTATION LETTER


         [Date]

         Dear  Sirs:

         We are writing at your request to confirm our understanding that your audit of the statement of operating income for the year ended December 31, 1997, was made for the purpose of expressing an opinion as to whether the statement of operating income presents fairly, in all material respects, the results of operations of [Name of Project] in conformity with generally accepted accounting principles. In connection with your audit we confirm, to the best of our knowledge and belief, the following representations made during your audit.

         1. All financial records, board minutes and data related to the property have been made available to you.

         2. There have been no:

            a. Irregularities involving any member of management or employees who have significant roles in the system of internal accounting control structure.

            b. Irregularities involving other employees that could have a material effect on the financial statements.

            c. Communications from regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices that could have a material effect on the financial statements.

            d. Violations or possible violations of laws or regulations, the effects of which should be considered for disclosure in the financial statements or as a basis for recording a loss contingency.

         3. There are no:

            a. Unasserted claims or assessments that are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards No. 5.

            b. Material liabilities or gain or loss contingencies (including oral and written guarantees) that are required to be accrued or disclosed by Statement of Financial Accounting Standards No. 5.

            c. Material transactions that have not been properly recorded in the accounting records underlying the financial statements.

            d. Events that have occurred subsequent to December 31, 1997 in the financial statements that would require adjustment to, or disclosure in, the financial statements, except for the sale which you are aware of.

         4. Appropriate adjustment, when material, has been made for:

            a. Uncollectible amounts recorded under lease contracts.

            b. Rental income received in advance.

            c. Rent concessions, abatements, or rent holidays.

         5. The Company has complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.

         6. All significant related party transactions have been properly recorded or disclosed in the financial statements.

         7. In the opinion of the undersigned the _____________ and ______________ financial information provided to you contains all adjustments necessary for a fair presentation of operating income.

                                            By:



                                            [Contributor/Contributor's Manager]

                                    EXHIBIT G



                                WARRANT AGREEMENT

THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND, ACCORDINGLY, MAY NOT BE TRANSFERRED, SOLD, PLEDGED, HYPOTHECATED OR ASSIGNED IN THE ABSENCE OF REGISTRATION UNDER SUCH ACT AND ANY SUCH LAW APPLICABLE THERETO OR AN EXEMPTION THEREFROM.


No. 1                                                              Common Units

                                     FORM OF
                       WARRANT TO PURCHASE COMMON UNITS OF
                        CORPORATE OFFICE PROPERTIES, L.P.

                          Expiration Date:
                                          ------------


         This Warrant Certificate certifies that United Properties Group, Incorporated, a New York corporation (the "HOLDER"), is the registered holder of this Warrant Certificate (the "WARRANT") to purchase common units (the "COMMON UNITS") of CORPORATE OFFICE PROPERTIES, L.P., a Delaware limited partnership (the "LIMITED PARTNERSHIP"). This Warrant entitles the Holder upon exercise to purchase from the Limited Partnership, during the Exercise Period (as defined below), the number of Common Units as determined under Section 2 below at the initial exercise price per unit (the "EXERCISE PRICE") equal to $.01 upon (1) surrender of this Warrant with the form of election to purchase attached hereto properly completed and executed and (ii) payment of the Exercise Price at the office of the Limited Partnership designated for such purpose, pursuant to and subject only to the conditions set forth in this Warrant. The Exercise Price and number of Common Units issuable upon exercise of this Warrant are subject to adjustment upon the occurrence of certain events set forth herein.

         Section 1.  EXERCISE OF WARRANT.

                  (a) Subject to the terms of this Warrant, the Holder shall have the right to exercise this Warrant commencing on the fifth anniversary of the date hereof and ending at 5:00 p.m., Eastern time on the tenth anniversary of the date hereof. If not exercised within the Exercise Period, this Warrant shall become void and all rights hereunder and all rights in respect hereof shall become void and shall cease as of such time.

                  (b) No fractional units shall be issued upon the exercise of this Warrant (or any portion hereof). In the event that the exercise of this Warrant, in full or in part, would result in the issuance of any fractional Common Unit, the Limited Partnership shall, in lieu of issuing any fractional Common Unit, pay the Holder a sum in cash equal to the then current market price of one common share of beneficial interest, par value $.01 per share ("COMMON SHARE"), of Corporate

Office Properties Trust ("COPT"), the sole general partner of the Limited Partnership, multiplied by such fraction.

                  (c) This Warrant may be exercised upon surrender to the Limited Partnership at its office (the address of which is set forth below) of this Warrant with the form of election to purchase attached hereto duly filled in and signed, and upon payment to the Limited Partnership of the Exercise Price, subject to adjustment as set forth herein, for the number of Common Units in respect of which this Warrant is then exercised. Payment of the aggregate Exercise Price shall be made in cash or by certified or official bank check payable to the order of the Limited Partnership or wire transfer in immediately available funds to such account as shall be designated by the Limited Partnership.

                  (d) Upon such surrender of this Warrant and payment of the Exercise Price by the Holder, the Limited Partnership shall issue and cause to be delivered within three (3) business days to the Holder and in the Holder's name, a certificate, receipt or other evidence of ownership for the number of full Common Units issuable upon the exercise of this Warrant.

                  (e) This Warrant shall be exercisable, at the election of the Holder, either in full or from time to time in part, and in the event that this Warrant is exercised in respect of fewer than all of this Common Units issuable on such exercise at any time during the Exercise Period, the Limited Partnership shall, at the time of delivery of this Warrant, deliver to the Holder a new Warrant exercisable for the remaining number of Common Units, which new Warrant shall in all other respects be identical with this Warrant.

                  (f) All Common Units issued upon the exercise of this Warrant shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof (other than transfer taxes).

                  (g) The Limited Partnership shall pay all expenses, taxes (other than transfer taxes or income taxes of the Holder) and other charges payable in connection with the preparation, issuance and delivery of the Warrant and the Common Units issuable thereunder; PROVIDED, HOWEVER, that in no event shall the Limited Partnership pay any costs or expenses incurred by UPG for legal or other professional services in connection with the preparation, issuance and delivery of the Warrant and the Common Units issuable thereunder.

                  (h) This Warrant shall be canceled and disposed of by the Limited Partnership when surrendered upon exercise. The Limited Partnership shall keep copies of this Warrant and any notices given or received hereunder available for inspection by the Holder during normal business hours at its office.

         Section 2. CALCULATION OF COMMON UNITS. The number of Common Units purchasable upon exercise of this Warrant shall be determined based upon the market price of the Common Shares as follows:

     CU    =   (Target Share Price - Achieved Price) X Common Shares Outstanding
               -----------------------------------------------------------------
                                              Achieved Price

where:

     CU    =   the number of Common Units exercisable pursuant to this Warrant;
               PROVIDED, HOWEVER that the number shall not exceed 20% of the Common Shares Outstanding.


     ACHIEVED PRICE = The higher of:

     a) the highest closing stock price of the Common Shares sustained for 60 days of which 20 must be consecutive during the period between the first day of the second full year following the date hereof and the last day of the eleventh month in the fifth year following the date hereof, or


     b) the average closing stock price of the Common Shares for the first fifteen business days of the twelfth month of the fifth year following the date hereof;

     PROVIDED, HOWEVER that the Achieved Price shall not exceed $14.21 nor be less than $10.50.

     COMMON SHARES OUTSTANDING = the number of Common Shares into which the convertible preferred units issued to UPG by the Limited Partnership pursuant to the Contribution Agreement among UPG, the Limited Partnership and COPT, dated on or about June 25, 1999, are convertible.

     TARGET SHARE PRICE = $14.21 - [(14.21 - Achieved Price) x .43].

Section 3. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF COMMON UNITS ISSUABLE. The Exercise Price and the number of Common Units issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth below.

     (a) ADJUSTMENT OF EXERCISE PRICE. If COPT (1) pays a dividend or makes a distribution on its Common Shares in Common Shares, (2) subdivides its outstanding Common Shares into a greater number of Common Shares, or (3) combines its outstanding Common Shares into a smaller number of Common Shares, then the Exercise Price shall be adjusted in accordance with the formula:

                                   E(1) = E X O
                                             ---
                                              A
where:

             E(1) =   the adjusted Exercise Price.

             E    =   the current Exercise Price.

             O    =   the number of Common Shares outstanding prior to such
                      action.

             A    =   the number of Common Shares outstanding immediately after
                      such action.

             In the case of a dividend or distribution, the adjustment shall become effective immediately after the record date for determination of holders of Common Shares entitled to receive such dividend or distribution, and in the case of a subdivision, combination or reclassification, the adjustment shall become effective immediately after the effective date of such corporate action. The adjustment set forth above shall be made successively whenever any event listed above shall occur.

             (b) WHEN ADJUSTMENT NOT REQUIRED. If COPT shall take a record of the holders of its Common Shares for the purpose of entitling them to receive a dividend or distribution and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

             (c) ADJUSTMENT IN NUMBER OF COMMON UNITS. Upon each adjustment of the Exercise Price as set forth above, this Warrant shall thereafter evidence the right to receive upon payment of the adjusted Exercise Price that number of Common Units obtained from the following formula:

                                   N(1) = N X E
                                             ---
                                             E(1)

where:

            N(1) = the adjusted number of Common Units issuable upon exercise of this Warrant by payment of the adjusted Exercise Price.

            N    =   the number of Common Units previously issuable upon the
                     exercise of this Warrant by payment of the Exercise Price prior to adjustment.

            E(1) =   the adjustment Exercise Price.

            E    =   the Exercise Price prior to adjustment.

              (d) NOTICE OF ADJUSTMENT. Whenever COPT intends to take such action that would result in an adjustment to the Exercise Price or number of Common Units underlying this Warrant, COPT or the Limited Partnership shall provide written notice of such adjustment to the Holder not less than 15 days prior to the record date or effective date, as the case may be, of such action, which notice shall (i) describe in reasonable detail the action requiring such adjustment and specify the record date or effective date of such action and (ii) set forth, if determinable, the required adjustment and the calculation thereof. If the required adjustment and calculation thereof are not determinable at the time of such notice, COPT or the Limited Partnership shall give notice thereof to the Holder promptly after such adjustment becomes determinable.

              (e) CERTAIN OTHER EVENTS. If any event occurs after the date of issuance of this Warrant as to which the foregoing anti-dilution provisions of this Section 3 are not strictly applicable or, if strictly applicable, would not fairly protect the anti-dilution rights of the Holder in accordance with the essential intent and principles of such provisions, then COPT shall make such adjustments in the application of such provisions as shall be reasonably necessary, in the good faith opinion of COPT, to protect such anti-dilution rights as aforesaid.

              (f) REORGANIZATION OF COPT. If any reorganization or reclassification of the shares of beneficial interest of COPT, any consolidation or merger of COPT with another entity, or the sale of all or substantially all of COPT's assets to another entity (any such event a "REORGANIZATION TRANSACTION") shall be effected in such a way that the holders of Common Shares shall be entitled to receive stock, securities, cash or assets in exchange for such Common Shares, adequate provisions shall be made whereby the Holder shall thereafter have the right to purchase and receive upon the basis and the terms and conditions specified herein and in lieu of the Common Units immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock, securities, cash or assets as may be issued or payable in such Reorganization Transaction in exchange for the number of Common Shares into which the Common Units represented hereby are convertible had such exercise and conversion rights been exercised immediately prior to the Reorganization Transaction. For purposes of this Section 3(f), in the event that a Reorganization Transaction occurs during a period when the Achieved Price is determinable, then the number of Common Units underlying this Warrant shall be calculated in accordance with Section 2 and if the Reorganization Transaction occurs prior to the time that the Achieved Price is determinable, then this Warrant shall be deemed to be exercisable for that number of Common Units as the parties working together in good faith, using their diligent, reasonable best efforts shall agree.

         Section 4. RESERVATION OF COMMON SHARES. Prior to the fifth anniversary of the date hereof and until the termination of the Warrant, COPT shall reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the exchange of Common Shares for the Common Units underlying this Warrant, a number of Common Shares as shall from time to time be sufficient to effect such exchange, and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect such exchange, COPT will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued

Common Shares to such number as shall be sufficient for such purpose. Without limiting the foregoing, neither COPT nor the Limited Partnership shall by any action including, without limitation, amending its organizational documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment.

         Section 5. MUTILATED OR MISSING WARRANT CERTIFICATE. In case this Warrant is mutilated, lost, stolen or destroyed, the Limited Partnership shall issue, in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution of this Warrant, a new Warrant of like tenor and representing an equivalent number of Common Units, but only upon receipt of evidence reasonably satisfactory to the Limited Partnership of such loss, theft or destruction of this Warrant.

         Section 6. RESTRICTION ON TRANSFER. This Warrant shall be non-transferable and may only be exercised, in whole or from time to time in part, by the Holder.

         Section 7. NOTICES GENERALLY. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or delivery by confirmed telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses and facsimile numbers for such communications shall be.

    (i)  If to the Limited Partnership:      Corporate Office Properties, L.P.
                                             8815 Center Park Drive, Suite 400
                                             Columbia, MD  21045-2272
                                             Attention: General Counsel
                                             Facsimile: (410) 740-1174

    (ii)     If to the Holder:

                                             Attention: General Counsel

                                             Facsimile:

or at such other address as either party shall have specified by notice in writing.

         Section 8. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Warrant shall be binding upon and inure to the benefit of the parties and their successors and assigns. COPT and the Limited Partnership may assign their obligations under this Warrant, including by operation of law, in the event of a consolidation, merger or sale of all or substantially all of its assets, provided that such assignee assumes all obligations of COPT or the Limited Partnership, as applicable, hereunder, and appropriate adjustment of the provisions contained in this Warrant is made to place the Holder in the same position as it would have been but for such consolidation, merger or sale.

         Section 9. WAIVERS. No waiver by either party of any default with respect to any provision, condition or requirement of this Warrant shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         Section 10. GOVERNING LAW. This Warrant shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of such state without regard to such state's principles of conflict of laws.

         Section 11. AMENDMENT. This Warrant may be amended only by a written instrument, signed by the Holder and the Limited Partnership, which specifically states that it is amending this Warrant.

         Section 12. HEADINGS. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

         Section 13. SEVERABILITY. If any provision of this Warrant is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto will not be materially and adversely affected thereby, such provision will be fully severable.

         Section 14. ENTIRE AGREEMENT. This Warrant contains the entire understanding of the parties with respect to the matters covered hereby, and except as specifically set forth herein, neither of the parties hereto makes any representation, warranty, covenant or undertaking with respect to such matters.


                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the Limited Partnership has caused this Warrant to be duly executed by an authorized officer.

Dated:

                                  CORPORATE OFFICE PROPERTIES, L.P.,
                                  a Delaware limited partnership


                                  By:  CORPORATE OFFICE PROPERTIES TRUST,
                                       a Maryland Real Estate Investment Trust,
                                       its sole General Partner


                                  By:
                                     ------------------------------------------
                                  Name:
                                  Title:

                         [Form of Election to Purchase]

                 (To be Executed upon Exercise of this Warrant)

         The undersigned registered holder of this Warrant irrevocably exercises the attached Warrant for and purchases _____ Common Units and tenders payment for such Common Units to the order of Corporate Office Properties, L.P. in the amount of $________ in accordance with the terms of the attached Warrant. The undersigned requests that certificate(s) for such Common Units be issued and registered in the name of ________________________, whose address is _________________________ and that such certificate(s) be delivered to__________________________________ whose address is
____________________________ . If said number of Common Units is less than all of the Common Units purchasable under this Warrant, the undersigned requests that a new Warrant representing the remaining balance of such Common Units be registered in the name of _______________________________ , whose address is _________________________ and that such Warrant be delivered to
__________________________________ whose address is ________________________.



Date:                                       By:
     ----------------                          --------------------------------
                                            Name:
                                               --------------------------------
                                            Its:
                                               --------------------------------

                                   ATTACHMENT

     ILLUSTRATION OF THE COMMON UNIT CALCULATION AS SET FORTH IN SECTION 2:

     If the actual Achieved Price is $13.00 per share, the Target price = $13.69 computed as follows:
         $14.21 - [($14.21 - $13.00) x 0.43] = $13.69

     and the number of common units is 126,643 computed as follows:

         ($13.69 - $13.00) = $0.69 x 2,381,000/$13.00 = 126,376 rounded to
                                                        126,643 per common units
                                                                table below

Common Units Table (as assumed issuance of $25,000,000.00 in preferred units):


            ACHIEVED PRICE                      NUMBER OF COMMON UNITS                    % OF COMMON ISSUED
            --------------                      ----------------------                    ------------------
                $14.21                                     0                                     0.00%
                $14.00                                  20,409                                   0.86%
                $13.80                                  40,424                                   1.70%
                $13.60                                  61,028                                   2.56%
                $13.40                                  82,247                                   3.45%
                $13.20                                 104,109                                   4.37%
                $13.00                                 126,643                                   5.32%
                $12.80                                 149,882                                   6.29%
                $12.60                                 173,858                                   7.30%
                $12.40                                 198,608                                   8.34%
                $12.20                                 224,169                                   9.41%
                $12.00                                 250,583                                  10.52%
                $11.80                                 277,891                                  11.67%
                $11.60                                 306,142                                  12.86%
                $11.40                                 335,383                                  14.09%
                $11.20                                 365,669                                  15.36%
                $11.00                                 397,056                                  16.68%
                $10.80                                 429,606                                  18.04%
                $10.60                                 463,384                                  19.46%
                $10.50                                 476,200                                  20.00%

                                    EXHIBIT H



                       AMENDMENT TO PARTNERSHIP AGREEMENT

         The Amendment shall reflect, incorporate and give effect to the provisions of (i) Sections 2 and 3 of the Contribution Rights Agreement dated June 23, 1999, between the UPREIT and Contributor, and (ii) Section 3 of this Agreement.

                                 SCHEDULE 4.1.2



                                LP UNITS SCHEDULE
                            (DISTRIBUTION AT CLOSING)


                           Ownership Percentage
  LP Unit Recipient           in the Project              Number of LP Units
  -----------------        ---------------------          ------------------


                            [CONTRIBUTOR TO IDENTIFY]

                                  SCHEDULE 5.2



                                PROJECT CONTACTS



                            [CONTRIBUTOR TO IDENTIFY]

                                  SCHEDULE 10.5



                              CONDEMNATIONS NOTICES

                                  SCHEDULE 10.6



                               EXISTING VIOLATIONS

                                  SCHEDULE 10.7



                               EXISTING LITIGATION

                                  SCHEDULE 10.9



                         EXISTING TENANT DEFAULT NOTICES

                                 SCHEDULE 10.10



                                    CONTRACTS



                            [CONTRIBUTOR TO IDENTIFY]

                                 SCHEDULE 10.11



                                   WARRANTIES

                                 SCHEDULE 10.12



                         EXISTING ENVIRONMENTAL MATTERS

                                 SCHEDULE 10.13



                              ASSUMED INDEBTEDNESS



                            [CONTRIBUTOR TO IDENTIFY]


                                                                Outstanding
   Owner                Project Street Address                Principal Balance         Interest Rate
   -----                ----------------------                -----------------         -------------
   Deereco              9690 Deereco Road

   Atrium                375 Padonia Road West

   Brown's Wharf        1615, 1625 & 1629 Thames Street

                                 SCHEDULE 11.1.4



                               OWNERSHIP INTERESTS

      Owner of
 Partnership Interest      Residence/State of Formation     Type of Interest     Percentage
 --------------------      ----------------------------     ----------------     ----------



                            [CONTRIBUTOR TO IDENTIFY]

                                  SCHEDULE 12.4



  DISCLOSED UNPERFORMED ALTERATIONS, INSTALLATIONS, DECORATIONS AND OTHER WORK

                              [LIST TO BE ATTACHED]